As filed with the Securities and Exchange Commission on June 27, 2000
                           Registration No. 333-30474
        -----------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                       ----------------------------------
                                    FORM SB-2
                                 Amendment No. 2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                     ---------------------------------------
                            GSI TECHNOLOGIES USA INC.
                         (Name of issuer in its charter)

Delaware                              7319
(State or other jurisdiction     (Primary Standard Industrial
of incorporation or organization) Classification Code)

                                   65-0902449
                                (I.R.S. Employer
                             Identification Number)

2001 McGill College Avenue                         Irving Rothstein, Esq.
Suite 1310                                         Heller, Horowitz & Feit, P.C.
Montreal H3A 1G1 Quebec                            292 Madison Avenue
(514) 940-5262 CANADA                              New York, New York 10017
(Address and telephone number                     (212) 685-7600
of registrant's principal executive               (Name, address and telephone
offices and principal place of business)           number of agent for service)
                      ------------------------------------
                                   Copies to:
                             Irving Rothstein, Esq.
                          Heller, Horowitz & Feit, P.C.
                               292 Madison Avenue
                            New York, New York 10017
                            Telephone: (212) 685-7600

Approximate date of commencement of proposed sale to public: At the discretion of the selling stockholders.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

                         CALCULATION OF REGISTRATION FEE



Title of each class of            Amount to be       Proposed maximum         Proposed maximum            Amount of
securities to be registered       registered         offering price per       aggregate offering          registration fee
                                                     security(2)              price(2)

Common stock class B, par value    4,703,206           $1.00(3)                $4,703,206                 $1,425.22
$0.001

Common stock class B, par value    3,674,000(1)        $1.10(4)                $4,041,400                 $1,224.67
$0.001

Total                              8,377,206(1)                                $8,377,206                  $2649.89


(1) Includes 3,674,000 shares of common stock issuable upon exercise of currently exercisable warrants. Pursuant to Rule 416, this Registration Statement also covers any additional shares of common stock which may be issuable by virtue of the anti-dilution provisions in the warrants.

(2)      Estimated solely for the purpose of calculating the registration fee.

(3)      Based upon the price of a recent private offering.

(4)      Exercise price.

The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION DATED, June 27, 2000
                                -----------------
                            GSI TECHNOLOGIES USA INC.
                             ----------------------

                        8,377,206 shares of common stock


              This prospectus covers 8,377,206 shares of the common stock, par value $.001 per share, of GSI Technologies USA Inc. This figure includes 3,674,000 shares of common stock that we may issue in the future if currently outstanding warrants are exercised. The common stock offered here will be sold solely by the selling stockholders.

The securities offered hereby involve a high degree of risk. Please read the "Risk factors" beginning on page 2.

              There is presently no public market for our securities. We intend to apply for a listing on the OTC:BB.

                        ---------------------------------

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              Our principal executive offices are located at 2001 McGill College Avenue, Suite 1310, Montreal Quebec H3A 1G1 CANADA. Our telephone number is
(514) 940-5262.


                  The date of the prospectus is ________, 2000.

                                  Risk factors

          You  should   carefully   consider  the  following   facts  and  other
information in this prospectus before deciding to invest in the shares.

                         Risks relating to our viability

Since we have only a limited operating history, it is difficult for you to evaluate if we are a good investment

              We were incorporated in July 1998. We introduced our first products in January 2000. Accordingly, we have only a very limited operating history, and we face all of the risks and uncertainties encountered by early-stage companies. Thus, our prospects must be considered in light of the risks, expenses and difficulties associated with a new and rapidly evolving market for multimedia entertainment and Internet technology. In sum, because of our limited history and the youth and inherent risks of our industry, predictions of our future performance are very difficult.

Our independent auditor has expressed concern over our ability to remain in business and if we go out of business your investment will be lost

              In his report on our audited financial statements, our auditor has stated that there is a substantial doubt as to whether we will be able to remain in business for even the next twelve months. His concern is based upon our growing losses and no specific plan to have the funds necessary to implement our business plan. If his concerns are proven accurate, any investment in our securities will likely be lost.

We have incurred substantial losses and anticipate even more losses in the future which may cause us to become insolvent

              From our inception in July 1998 through April 30, 2000, we incurred an accumulated deficit of $673,670. We anticipate continuing to incur significant losses until, at the earliest, we generate sufficient revenues to offset the substantial up-front expenditures and operating costs associated with developing and commercializing products utilizing our technology. There can be no assurance that we will ever operate profitably.

We need substantial additional financing or we may have to curtail operations

              Our capital requirements relating to the commercialization of our technology have been, and will continue to be, significant. We are dependent on the proceeds of future financing in order to continue in business and to develop and commercialize additional proposed products. We anticipate requiring at least $800,000 in additional financing. There can be no assurance that we will be able to raise the substantial additional capital resources necessary to permit us to pursue our business plan. We have no current arrangements with respect to, or sources of, additional financing and there can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on us, such as requiring us to significantly curtail or cease operations.

                          Risks relating to technology

We have not completed testing all the components of our technology and if it does not work we will have no business

              Although considerable time and financial resources were expended in the development of our licensed technology, there can be absolutely no assurance that problems will not develop which would have a material adverse effect on our business. Since we have conducted only limited tests of our hardware and software, we are uncertain if it will perform all of the functions for which it has been designed or prove to be sufficiently reliable in widespread commercial use. While we have performed alpha tests in a controlled environment, we have not completed a thorough beta testing regime covering all the interior and particularly the exterior environmental factors we will face. The CEMU or computerized environmental management unit, which is described below, will have to be successfully tested under real conditions to ensure that our exterior display products function properly in our target markets.

Our infrastructure may not be reliable because it may not be large enough to accommodate growth and because of third party disruptions and if it fails we will lose customers

              Our  operations  will depend upon the  capacity,  reliability  and security of our system infrastructure. Managing the broadcast center will present the biggest challenge in terms of the personnel resources required to create and maintain the display and information flow according to the anticipated volume. We currently have only limited system capacity and will be required to continually expand our system infrastructure to accommodate significant numbers of remote locations. Development and/or expansion of our system infrastructure will require substantial financial, operational and managerial resources. There can be no assurance that we will be able to expand our system infrastructure to meet potential demand on a timely basis or at a commercially reasonable cost. Our failure to develop and/or expand our system infrastructure on a timely basis would have a material adverse effect on us.

              Our system infrastructure will also be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. Computer viruses or problems caused by third parties could lead to material interruptions, delays or cessation in service to our customers. Hackers breaking into targeted sites such as ours could have a direct negative impact on the stability of the network and the broadcasting capabilities of our servers. Security and privacy concerns of end-users may limit our ability to develop our network of users.

                       Risks relating to our business plan

Our business plan involves the new concept of electronic automated street level advertising and if our marketing strategy is unsuccessful and the market does not embrace our products we will go out of business

              Our planned broadcasting solutions for reaching great numbers of "viewers per day" represents a new business concept. As is typical in the case of a new business concept, demand and market acceptance for a newly introduced product is subject to a high level of uncertainty. Achieving market acceptance for our new concept will require us to expend significant efforts and expenditures to create awareness and demand by advertising agencies, multimedia groups, municipalities and large retailers. Our marketing strategy depends on the attraction of existing media operators who have, to date, been reluctant to enter into formal contracts until the technology has been proven out. There can be no assurance that our marketing strategy will result in successful product commercialization or that our efforts will result in initial or continued market acceptance for our proposed services.

If we are unable to meet end-user demands for customized content we will lose customers and our business will not survive and our attempt to correct such problems could delay our plans and cause substantial additional costs

              As each advertiser will want to customize their  advertisements or messages, providing customized content on schedule, regularly updating their requirements, and coping with increasing volume will take time and cost money and create overload. Addressing this could delay our plans and cause us to incur substantial additional costs. In addition, customized content could be transmitted late or not at all, constituting a violation of contractual obligations. If these problems occur, we will likely lose customers and if we lose too many customers our business will not survive.

We may face liability because of the proprietary nature of certain of the content transmitted over our systems which could cause us significant expenses

              The law relating to the liability of businesses such as ours for content carried on or disseminated through their system is currently unsettled. We could become involved in litigation regarding the content transmitted over our system which could create adverse publicity, significant defense costs and substantial damage awards. In addition, because music content materials can be downloaded and may be subsequently distributed to others, there is a potential that claims will be made against us for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. The liability we may face as a result of content disseminated through our system could have a negative impact on our financial condition.

                Special note regarding forward-looking statements

Some of the statements under "Risk factors," "Plan of Operations," "Business" and elsewhere in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus that are not statements of historical fact. You can identify these statements by words such as "may," "will," "should," "estimates," "plans," "expects," "believes," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk factors" and elsewhere in this prospectus. You are cautioned not to place undue reliance on any forward-looking statements.

                    Summary historical financial information

                  The following selected financial data for the year ended October 31, 1999 and for the period from inception on July 6, 1998 through October 31, 1999 and through April 30, 2000 is derived from our audited financial statements included in this prospectus.

                  The following data should be read in conjunction with our financial statements and those of our predecessor.

Statement of operations data


---------------------------------------- --------------------------------------- ------------------------ -----------------------
                                         For the Year                            From 7/6/98              From 7/6/98
                                         Ended 10/31/99                          (Inception)              (Inception)
                                                                                 to 10/31/99              to 4/30/00
---------------------------------------- --------------------------------------- ------------------------ -----------------------
 Net Revenues                             $  -0-                                  $  -0-                   $  -0-
----------------------------------------- --------------------------------------- ------------------- -------------------
----------------------------------------- --------------------------------------- ------------------- -------------------
 Operating Loss                           $ 258,639                               $ 258,639                $ 673,670
----------------------------------------- --------------------------------------- ------------------- -------------------
----------------------------------------- --------------------------------------- ------------------- -------------------
 Income Taxes                             $ -0-                                   $ -0-                    $ -0-
----------------------------------------- --------------------------------------- ------------------- -------------------
----------------------------------------- --------------------------------------- ------------------- -------------------
 Net Loss                                 $ 258,639                               $ 258,639                $ 673,670
----------------------------------------- --------------------------------------- ------------------- -------------------
----------------------------------------- --------------------------------------- ------------------- -------------------
 Loss Per Share                           $ (.042)                                $ (.042)                 $ (.036)
(Basic and Diluted)
----------------------------------------- --------------------------------------- ------------------- -------------------

Balance sheet data

                           October 31, 1999                  April 30, 2000
                           ------------------               ---------------
Working Capital            $    (15,853)....                  $ 193,695
Total Assets               $    914,482.....                  $ 658,682
Total Liabilities          $    456,857.....                  $  38,987
Stockholders' Deficit      $   (258,639)....                  $(673,670)

                               Plan of operations

                  The following discussion should be read in conjunction with the financial statements and related notes which are included elsewhere in this prospectus.

                   GSI was initially formed in July 1998 and we are currently still in the development phase. The current emphasis is now on launching commercial operations and successfully marketing our products and services.

                  Under the master license acquired in October 1999 from our Canadian affiliate, GSI Technologies (3529363 Canada Inc), we now have access to some of the most advanced technology currently available in the field of electronic advertising and interactive information display. The term of the master license is 5 years to October 26, 2004 and is renewable for another 5 years. The cost was $800,000, $200,000 paid in cash in November 1999; the balance in 600,000 of GSI's common shares. In granting sub-licenses to other parties we are obliged to pay GSI Canada 60% of the price, failing which the master license agreement could be revoked.

                  In addition to production capacity, through this continuing association with GSI Canada, which, as reflected below, is controlled by the same principal shareholders, we also benefit from their ongoing research and development and the opportunity to broaden and enhance our product lines. All research and development is conducted by GSI Canada. We do not have any direct expenditures for research and development.

                  After four years of design and development, the full array of operating software and systems were made available to us by GSI Canada in January. The most important technical success factors were in assuring reliable online broadcasting from central locations to remote locations and the design of the display units -- including the encasements for the computer hardware components and glass protectors for the screens that are impervious to various climatic conditions and vandalism.

                  We now offer a range of products designed around the concept of providing useful information and services in an attractive, convenient format to people in their everyday environments. These products include the various street-level display units--the interior or Citycolumn display units, the exterior or Novacolumn display units often referred to as "urban furniture" or "street furniture" in the language of the major North American and European advertisers; and the transit shelter or Servicolumn units. Following the assembly of four prototype units and the completion of the alpha version of the software and related systems on January 15, 2000, we began a successful period of beta testing in an interior environment with a Citycolumn unit.

                  In addition to the software and technical operating systems, the main direct cost elements are the screen, the projector, the casing structure, the computer, the CEMU or computerized environmental management unit comprising cooling, heating, and ventilating units, and the shatter-proof glass windows. On a cost-indicated basis, product pricing has been formulated to enhance market penetration. The basic models will likely have a target price in the range of $17,000-$18,000 per unit. More advanced models with additional features such as internet access, transactional capabilities, and wireless phone systems will probably sell for approximately $23-$24,000 per unit. The high-end Citycolumn unit comes with two or three screens and, accordingly, the price will likely be set at $35,000 per unit.

                  A standard Novacolumn model is currently projected to be priced at $28,000. The additional features that are available on the Citycolumn are also available on the Novacolumn. Pricing for the initial Servicolumn unit has not yet been set owing to the high level of customization likely to be required for the product.

                  According to this potential pricing, we anticipate generating an average gross margin of approximately 35%. In addition to revenue from product sales, we anticipate that this should be augmented by revenue from our other products and services, consulting, and from the sale of sub-licenses.

                  A Novacolumn and Servicolumn prototype were on display at the Convention of Municipalities held at the Convention Center in Quebec City on April 27-28, 2000. We are awaiting approval from the Port authorities for the installation of the Novacolumn in the Old Port of Montreal.

                  The business model we continue to favor is marketing and selling our products to the existing media companies rather than interfacing directly with retailers and other potential end users. We believe this provides the best route to rapid deployment of our products and services over the long term. While our principal market in the area of advertising is mature and dominated by a relatively small number of large, well-developed media operator companies such as Pattison, JC Decaux, Outdoor Systems and Adshel Eller Media, we believe that the opportunity exists to both supplant old, static forms of advertising signage and to increase exposure in terms of "viewers per day" at the street level. Should we be unable to complete formal contracts with at least one of the major media operators, our short term plan is to market directly to end users, initially via our affiliates and subsidiaries.

                  The marketing plan for our first year of operations calls for us to concentrate on the North American market and to focus, particularly during the first half of the year, on significant opportunities identified in Canada, beginning in the Montreal metropolitan area and Quebec City. On January 6, 2000, Pattison Outdoor Group, a division of Jim Pattison Industries Ltd, signed a letter of intent with GSI Canada to obtain the exclusive right to purchase and market the Novacolumn and Parkcom products and to jointly develop the entire Canadian outdoor market for these kinds of display products. Pattison Outdoor Group also obtained a right of first refusal on GSI's other products. Pattison subsequently did not exercise its right to market the Citycolumn, contracts and arrangements were entered into with other parties, and the formal contract for the outdoor products is still pending.

                  A memorandum of understanding was also signed on January between GSI Canada and Parksmart, a subsidiary of Mississauga, Ontario-based Coin-o-matic, to jointly explore the development of the parking market in Canada. The term of this agreement is 6 months to June 19, 2000. The agreement also includes the identification of a participating media operator.

                  Meanwhile, our initial focus continues to be on the interior market, but delays in concluding at least one agreement with a media operator, combined with modifications and enhancements in design to the Citycolumn have caused delays in the original production schedule. We have, therefore, had to revise the plan of operations for the year ending October 31, 2000. The assembly of the first production model Citycolumn began in April, following a revision to the original Citycolumn prototypes. This Citycolumn unit was successfully installed in June in the Carrefour Trois-Rivieres, a shopping centre in Trois-Rivieres, a municipality midway between Montreal and Quebec City. If successful during the test period, which is estimated at three weeks, GSI Canada will likely obtain the right to install another 50 units on properties managed by SITQ, one of the largest property managers in the Province of Quebec and wholly owned by the Caisse de Depot, the provincial pension fund.

              On January 17, GSI Canada also obtained a contract with Ivanhoe, a leader in the Canadian real estate industry, focusing on prime shopping centres located in urban areas. www.ivanhoe.ca With headquarters in Montreal, Ivanhoe owns or shares in partnership approximately 24 million square feet of retail space in 51 malls located in Quebec, Ontario and the U.S. It is also the majority shareholder in Cambridge Shopping Centres. The initial contract called for the installation of an indoor display product in a single location as a pilot project. Two original Citycolumn prototypes are now in operation in the Champlain Mall in Brossard, a suburb of Montreal. Due to the success of this pilot project, the agreement with Ivanhoe was revised, now giving GSI Canada the right to install and operate another 35 units. Following negotiations in April, a formal contract was executed between GSI Canada and Ivanhoe on May 5. As part of the contract, installation sites were designated in 20 shopping malls primarily in the Province of Quebec, including Place Montreal Trust, one of the largest buildings in downtown Montreal. The installations must be completed by August 25, 2000.

                  In anticipation of the signing of this formal agreement between GSI Canada and Ivanhoe, a comprehensive sub-license was granted to GSI Canada on May 4, 2000 to distribute GSI's products nationwide in Canada. The price for the sub-license was $250,000, payable in ten annual instalments of $25,000 each.

                   We are currently negotiating with GSI Canada for an initial order of 35 Citycolumn units. The total value of the order is $595,000, payable 30% on receipt of the purchase order, 60% on delivery, and 10% 30 days following each installation. This initial sale will constitute a fully functioning model network, a showcase for our technology, and a new testing environment for both the broadcasting to the Citycolumn units and the maintenance of the units. Other major shopping center owners and property managers such as Cadillac Fairview and Oxford are also being approached by GSI Canada. Pending an agreement with a media operator, GSI Canada will continue to seek opportunities to make installations in Canada in the indoor market and to seek separate funding for these installations.

                  With the opening of a sales office in Paris, France in April, we intend to aggressively pursue opportunities in the European market. Pending more formal arrangements, we have been given space there by Groupe Solcom International France SAS, in which GSI Canada is the majority shareholder at 75%.

                  The operating plan for the year-ending October 31, 2000 originally called for the sale and installation of a total of 280 display units; consisting of 250 Citycolumn units and 30 Novacolumn units. This has been revised to a total of 165 units consisting of 135 Citycolumns and 30 Novacolumns. Following the installation of the 35 units on the Ivanhoe sites in Canada by the end of August and hopefully the 50 units on the sites operated by SITQ by the end of September, we intend to continue installing Citycolunns at a rate of 50 units a month in October. Subject to successful negotiations with potential host municipalities, the revised plan still calls for the first 15 Novacolumns to be installed in September 2000 and another 15 in October 2000.

                  Building on the extensive network of affiliations and strategic alliances of our affiliated company in Canada, we are now in a position to completely outsource the integration and production of the required units. Orders will be placed with a prime contractor, HiTech Neon, currently the largest and longest operating division of GSI Canada. This affiliated supplier will also be responsible for the production of the encasement modules either directly or via sub-contracting.

                  Subject to a competitive ordering process, computer hardware components will, at least initially, be supplied from the Lexton Group and networking and cabling services from ITS Service Interteck, both of which are operating divisions of GSI Canada. Although we will outsource the advertising services, GSI Canada's New Media Division will provide the content.

                  While all key suppliers have the required capacity to complete the planned production schedule, the greatest challenge will be for HiTech Neon to meet the production schedule. Additional manpower and space, as well as the availability of sub-contractors, would be required to gear up. Labor relations at the HiTech Neon plant in Montreal are considered excellent.

                  Following the successful private equity offering in October 1999 in the amount of $1 million, and on receipt of the order for 35 units from GSI Canada in June, we will have sufficient funds until August 2000. To continue operating at the planned pace for the balance of the year, a total of at least $800,000 in further funding will be required beginning in August. Delays in funding would mean we would have to further delay implementation of the installation schedule and curtail spending generally while continuing to seek funding either through an infusion from current shareholders, through another private placement, or through longer term borrowings. Establishing operating lines of credit with commercial banks will depend on a successful launch of commercial operations.

                  As part of our strategy to grow and expand in the information technology and multimedia industries, we intend to pursue an aggressive mergers and acquisitions program. The program is designed to help us reach a critical mass of activity, to achieve substantial vertical integration and control over the production processes; as well as to create a strong financial underpinning for the continued development of our core business. While several synergistic opportunities have been identified, it is far too premature to make a determination of the likelihood of the success of any potential transaction. Given our current financial constraints, additional funding would be required in order to help finance acquisitions and capitalize on emerging opportunities.

                  Further strengthening the senior management team, a vice-president of business development and a corporate controller were appointed in January. A vice-president of operations for the US market was hired in May. He is based in Orlando, Florida. A vice-president of communications was also engaged in May. She is based in Montreal. Other required resources to effectively sustain operations are available from GSI Canada, and, in order to maintain flexibility and minimize overhead, outsourcing to consultants and other professionals will be made as required.

                  Since early February 2000, we have been based in our new principal business office in Place Mercantile in the center of Montreal. We have a five year lease which is secured by a letter of credit from the Canadian Imperial Bank of Commerce or CIBC, GSI Canada's principal bank. Office equipment is leased from GSI Capital, a division of GSI Canada. The initial monthly cost, effective April 1, is $1,173. The capitalized value is $42,000.

                  With the signing of a lease at the Sun City Trust building for about 2,231 square feet at a monthly rent of $4,648, we anticipate transferring our head office to Orlando, Florida in June. Initial office equipment costs are estimated at $20,000. Depending on the availability of capital, a sales office may also be opened in New York City later in the year as we pursue opportunities in the American market. We estimate the monthly rental there at $10,000 plus approximately $50,000 in equipment costs. Major urban centers and commercial shopping malls, theme parks, and airports will be targeted.

                 As reflected in the financial statements as of April 30, the accumulated deficit to date during the development phase is $673,670. This results mainly from salaries and related costs of $241,061, rent of $36,560, financing expenses of 128,790, professional fees of $97,287, travel of $17,909, and $48,779 in amortisation expenses relating to the master license.

              We anticipate incurring a further loss during the third quarter of 2000 of about $300,000 as our expenses are currently running at $100,000 a month, including the monthly rent for the office space in Montreal and Orlando which totals $10,650 a month. The remaining obligation under consulting agreements is $25,000 to BBT Consulting Group and will be discharged from available cash resources.

              We have not entered into any agreements to utilize our technology with any advertisers or retailers. We do not believe that we will generate significant revenues in the immediate future. We will not generate any meaningful revenues unless we obtain contracts with a significant number of municipalities and major media groups. There can be no assurance that we will ever be able to obtain contracts with a significant number of customers to generate meaningful revenues or achieve profitable operations.

Effect of recent accounting pronouncements

                  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. GSI does not presently enter into any transactions involving derivative financial instruments and, accordingly, does not anticipate the new standard will have any effect on its financial statements.

Year 2000 disclosure

                  We are Year 2000 compliant and we do not anticipate any internal problems. In the event any internal problems should arise, we have many expert computer technicians on our payroll and we believe that we will be able to satisfactorily address any such problems. However, we are dependent on the integrity of the internet being maintained to derive income from the sale of advertising spots at remote locations via the internet and if the internet should fail or if our hosts or internet service providers should fail, we could be adversely impacted. Given the currently available information this does not appear to be a likely scenario and, accordingly, we do not believe that our potential for profitability or operations will be materially affected by the Year 2000 problem.

                                 Use of proceeds

                  We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. However, we will receive the exercise price of the warrants if they are exercised.

                  The net proceeds to us from the exercise of all warrants for which the underlying common stock is registered herewith, would be approximately $4,000,000. There can be no assurance that we will receive any proceeds from the exercise of the warrants as not all, or any, warrants may be exercised. This could result in our receiving none or only minimal proceeds from this offering.

                  Any proceed received from the exercise of the warrants will be added to working capital. We have no definite plans for the use of any proceeds from this offering and we have made no specific allocation as to the use of such proceeds. The proceeds could be used for current administrative, marketing and other expenses, the acquisition of business or repayment of debt. Any such application of the proceeds of this offering will be at the discretion of our board of directors.

                                    Business

                  GSI is a Delaware corporation, originally established in July 1998 as I.B.C. Corporation. Following a change of control to the current principal shareholders and the creation of a new business plan, we acquired an exclusive worldwide license from GSI Canada relating to a unique technology in the field of electronic commercial advertising. The license includes proprietary software, hardware, and broadcasting systems enabling users to transmit and receive full-motion video, graphics, along with compressed or uncompressed audio on any kind of display units, whether mobile or static, indoor or outdoor. The technology offers users remote control through telephone lines, LANs, the internet, wireless systems, cell phones, global systems for mobile telecommunications, or GSMs, fibre optics and short waves. GSI also acquired broadcasting server technology from GSI Canada.

                  GSI  participates  in  the  information  technology  industry, specializing in broadcasting solutions principally for media operators, advertisers and others seeking to reach the greatest number of "viewers per day" at the street level. Street level advertising is the strategic placement of signage so they are readily visible to pedestrians and motorists. In addition to addressing potential consumers in busy urban and suburban settings, public service messages can also be conveyed using our technology.

                  Based upon our knowledge of the industry, we believe the potential market for which GSI intends to sell its products is large with opportunities for growth. The advertising industry, for example, is always looking for new ways to reach consumers. Having acquired our license from GSI Canada, we believe we are now able to respond to their needs as well as those of other industries. Whereas traditional media groups such as television, radio, and newspapers used to specialize in their respective activities, as reflected below our research shows that there is a clear pattern of them utilizing newly developed electronic media in order to maintain and extend their reaching power.

Historical background

                  Since 1995, Mr. J. Michel de Montigny, currently our president, has been dedicated to fulfilling his vision of bringing television and advertising to the street level. Working together with an accredited computer graphics artist, a large number of potential applications became increasingly apparent. Originally serving the casino and stadium industries, he soon identified many diverse locations across North America in which to successfully install, and, after appropriate Beta testing, to manage by remote control the automated network systems. From 1996 through September 1998, he controlled large electronic automated signs in Vancouver, Edmonton, Toronto, Montreal, Las Vegas, and Biloxi, Mississippi.

                  With the rapid evolution of electronic sign capabilities via full video broadcast signals, companies began to seek new ways of transferring images and information from remote stations to signs in a compressed and secure environment. Effective use of the Internet was the logical solution. In order to respond expeditiously to market trends and to concentrate all its resources in the completion of a fully integrated hardware-software package, GSI Canada applied for the most innovative and advantageous Canadian governmental grants available in the area of multimedia R&D.

                  In September 1998, GSI Canada was incorporated in order to qualify for and receive a CDTI Cite Multimedia research license. Cite Multimedia is a major government-sponsored project in Montreal designed to bring together, in the same location, companies working in the information and communications technology field. The grant is an exclusive twelve-year program of incentives which includes: 40% of salaries, 40% of the capital cost for specialized equipment, as well as other Federal tax credits and exemptions.

                  GSI will benefit directly from this association with GSI Canada by effectively outsourcing its R & D which will facilitate the continuing development of leading-edge broadcasting systems and related products in the field of multimedia. A total of $116,000 has been received to date by GSI Canada with a projected 12 month total of $350,000.

                  In January 1999, Mr. Yves LeBel, an experienced entrepreneur and business consultant, joined the GSI Canada team as executive vice-president and chief financial officer. A series of acquisitions have since been completed in Canada, first to achieve a degree of vertical integration as well as to continue the process of horizontal expansion and growth.

                  These include the acquisition in August of Lexton Group which assembles and markets computer products, the acquisition in September of of HiTech Neon which produces and markets electronic signs, and the acquisition in October of ITS Service Inter Teck which provides computer networking products and services.

                  Further  strengthening  the  senior  management  team  of  GSI
Canada, in June 1999 Michel Laplante joined as vice president research and development and chief information officer.

                  In June 1999, Mr. de Montigny and a group of founding shareholders, mainly investors in GSI Canada, acquired control of I.B.C. Corporation, by then a dormant company originally incorporated in Delaware on July 6, 1998. In October 1999 the name was changed to GSI Technologies USA Inc. While our principal business office is in Montreal the head office continues to be in Ft. Lauderdale, Florida, providing a base for pursuing significant market opportunities in the region.

                  By August 1999, GSI Canada had finished preliminary testing of the basic server system and software package required to reliably operate and broadcast. In October 1999 the rights to the technology were acquired by GSI.

The technology

                  The basic technological advance achieved by GSI Canada and available to us by way of the master licensing agreement is the successful integration of various hardware components and specialty software for the transmission of broadcast signals in real time. Using our Multimedia Pack Technology which is described below, we have the unique capability to broadcast from a central server to full video screens in remote locations anywhere in the world. The system is capable of updating pinpoint information minute by minute by way of video compressing systems and other fully automated software systems.

                  By utilizing our products and services, media and advertisers will have an improved way of reaching consumers right in their daily environment, outside their homes, and especially in the downtown cores where thousands of people circulate daily as pedestrians, by car or as they use public transportation going to and from work or to shop.

Hardware

              To achieve its sales goals, GSI is commercializing products such as Citycolumn, Novacolumn, Parcom, Servicolumn and Skycolumn. The latter is still in the design phase. In addition to two Citycolumn prototypes, a Novacolumn and a Parcom prototype have been built and a Servicolumn prototype will be completed by the end of April, 2000. Still to be successfully integrated into these outdoor prototypes are the environmental control features. Besides overcoming extreme climatic conditions, the greatest technical challenges in the exterior environment are the access rights, and wireless transmission when normal telephone cabling is unavailable. The latest Citycolumn model prototype was installed at a local mall on the South Shore of Montreal in late 1999 and is ready for the application of the remote broadcasting feature.

                  Citycolumn is an interior display unit or kiosk consisting of three screens 36" wide. Full-size video, 3D animations and stereo sound can be broadcast on these units and they can be remotely controlled and reprogrammed via GSI's software from anywhere in the world. Adding a remote control unit can also extend Citycolumn's capabilities by providing advertisers with interactivity. The combination of video and computer digital displays makes changing commercials almost instantaneous, allowing for short advertising campaigns, special promotions, and the latest news headlines. In addition to the animated display there are two backlit display panels 28" wide and 40" high.

Other features of the interactive kiosk include a tactile menu on a 15" tactile screen, promotional windows for advertisers and as well as directories and location maps. The production lead time from the ordering of components to assembly and integration is six weeks. Once an order is received, the installation of cabling can commence in parallel.

                  In the category of what major advertisers call "urban furniture" or "street furniture," Novacolumn, is designed for outdoor displays and meeting the requirements of traditional advertisers. Via a single projector and providing a field of view of from 5 to 300 feet, the main display side features a large screen 36" wide by 42" high, the dimensions of a regular advertising poster. The other two sides include space for static backlit posters. This kiosk can be remotely controlled and reprogrammed via GSI's software from anywhere in the world.

                  As with Citycolumn, the combination of video and computer digital display makes changing commercials almost instantaneous, allowing for short advertising campaigns, special promotions, and the latest headlines. Adding a remote control unit can also extend Novacolumn's capabilities, providing advertisers with interactive applications. For instance, the
Novacolumn can be made to control another one of GSI's product offerings, the interactive parking meter.

                  Novacolumn's specifications include sturdy, composite materials and each unit is molded in sections. Providing climate control for installations in environments that will periodically experience extreme weather conditions, including hot and/or cold, Novacolumn is equipped with a CEMU or computerized environmental management unit. The production lead time from the ordering of components to assembly and integration is currently estimated at ten weeks.

                  A smaller unit with the same dimensions as the standard installations found in most cities, Parcom is an interactive parking meter. An outdoors application, the same basic specifications apply for Parcom as for Novacolumn. The production lead time from the ordering of components to assembly and integration is currently estimated at ten weeks.

                  Servicolumn is a customized, outdoor, self-contained unit that is being designed to be incorporated in the display portion of transit shelters. Our aim for this unit is to replace the static back-lit display in the offerings of other manufacturers. 24" in depth, on one side will be a 36" X 48" display of animated content and on the other side pedestrians and public transportation users will have access to a 14" touch-screen, a smart card reader, and a wireless phone providing informational content, transactional functions and access to emergency or information phone numbers. A prototype will be completed and ready for display by the end of April.

                  Skycolumn is conceptually a giant outdoor screen (16,7 million color), capable of transmitting video images from a server located anywhere in the world. Potential installation sites include airports, sport stadiums, and large expressways.

                  These products can all be marketed directly by GSI or via sub-licensing agreements with media operators.

                  GSI's objective is to offer the possibility of what we call a Total Vision Network, linking large numbers of installations of our products in various locations. Animated advertising displays and information of public interest can be efficiently and economically managed from strategically placed central locations. The content broadcast on the network will be continuously updated. For optimal exposure, the content will consist of a three minute loop divided into eighteen segments of ten seconds each. Besides advertising, these segments will include messages of public interest issued by our newsroom, drawing on the technical support of our control room. For example, six of the segments can be dedicated to local advertising while the other twelve are made available for regional or national advertising and the messages of public interest. The involvement of the radio and television networks is being sought for this part of the network's offering.

Software

A key feature of GSI's offerings is the software, marketed as the GSI Multimedia Pack, and which provides what we consider to be innovative broadcasting capabilities in the field of street-level advertising. Provided under license, this pack enables users to access multimedia databases and make their selection. It consists of three sub-packs, each with its own applications, enabling users to schedule and send content to all display units and then to play it. All together, the GSI Multimedia Pack consists of five applications and three sub-packs:

         Applications

               o   Database Graphical User Interface (GUI)
               o   Schedule Manager
               o   Billing Manager
               o   File Transfer Manager
               o   Multimedia Player

         Sub-Packs

               o   Master Pack
               o   Universal Pack
               o   Terminal Pack

                  The workstations using the Master Pack and the Universal Pack are either connected to the Internet through telephone lines, wireless systems, or ISDN. Workstations using the Terminal Pack are connected to the workstations using Universal Pack via a LAN.

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

         Master Pack

                  The broadcasting server located at GSI Canada's Operating Centre uses this pack and most of the operations take place in it. The database of the GSI Multimedia Pack is kept on the broadcasting server. The pack consists of four applications:

o        Database Graphical User Interface
o        Schedule Manager
o        Billing Manager
o        File Transfer Manager

         Universal pack

                  This pack is the transition zone between the Master and Terminal Packs. Mid-level software, it allows the transmission and retrieval of information without an operator as required in a multi-server environment. This pack consists of two applications:

         o        File Transfer Manager
         o        Multimedia Player

         Terminal Pack

                  Workstations using this pack are connected via a LAN to the workstations using the Universal Pack. It receives all animations and schedule files and reports to the workstation which is directly connected to it. It consists of two applications:

         o        File Transfer Manager
         o        Multimedia Player

                  The GSI Multimedia Pack manages the system.

         Database Graphical User Interface (GUI)

                  The database GUI manages all information in the database such as kiosk identification, terminals, clients, animations, etc. This application makes it possible to add, change or delete any field in the database in a user-friendly interface.

         Schedule Manager

                  In a user-friendly manner, this application enable users to create specific broadcast schedules.

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

         Billing Manager

                  Available on demand, this application can be connected to invoicing software and various databases such as Oracle's.

         File Transfer Manager

                  FTM is a multilevel application which enables users to select and send the content to the specified site. Consisting of two sub-applications, File Sender and Remote Receiver, FTM also confirms to the Multimedia Player being monitored by the GSI control room dministrator that animations are in fact being played at the remote locations.

         Multimedia Player

                  Multimedia Player runs the animation files according to a time schedule generated by Schedule Manager. Our proprietary media player plays compressed or uncompressed multimedia files in all the animation formats that Windows Media Player is capable of playing, including .avi, .mpg, etc.

                  Other enhancements are under development including a module to enable advertisers to get information on the products and services broadcast on the Total Vision Network; to reserve time slots on specific columns that will put their commercials to best use; and to help advertisers in selecting the number of columns to be reserved along with specific site information. GSI will offer access to the Total Vision Network on the Internet through GSITV.COM. Multimedia interactive screen savers containing advertisements are also available and can be updated through channels or active server pages.

Service

                  On  site  service  and   maintenance   is  available  for  all
installations worldwide. We will offer our customers continuous 24 hour broadcasting; customized advertising and multimedia content; "state-of-the-art" software packages; network management and maintenance service with 24 hour monitoring and technical support.

                  While our customers are primarily responsible for the content of what is broadcast, as an internal policy we will attempt to monitor the content and only broadcast information and graphic images that are in accordance with locally accepted standards.

                  Our products are susceptible to defacement at installation sites, but are designed to be relatively impervious to other forms of vandalism and to most weather conditions as well.

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

Competition

              The markets that we are entering are intensely competitive. We expect additional competition to come from the increasing number of new market entrants who have developed or are developing potentially competitive products. We will face competition from large media groups which may develop and market their own competitive products and services. The existing media operators typically have the advantage of long term, exclusive contracts with many of the larger property owners and we could be effectively blocked from entry to prime, high volume locations. Similar animated display technologies could emerge and be more economical to operate. Pending the attraction of at least one major media operator, specific market niches will have to be identified in sufficient quantity during the first year to ensure a viable plan of operations beyond.

              Some of our competitors have certain advantages including, substantially greater financial, technical and marketing resources; greater name recognition; and more established relationships in the industry and may utilize these advantages to expand their product offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, and devote greater resources to the marketing and sale of their products

              The markets for our proposed products are characterized by rapidly changing technology and evolving industry standards. Accordingly, our ability to compete will depend upon our ability to continually enhance and improve our software and our display products. There can be no assurance that we will be able to compete successfully, that competitors will not develop technologies or products that render our products obsolete or less marketable or that we will be able to successfully enhance its products or develop new products.

                  We are currently taking action to obtain copyright protection for our software.

The advertising market

                  GSI participates in the information technology industry, specializing in broadcasting solutions principally for advertisers and others seeking to reach the greatest number of "viewers per day" as well as to achieve other commercial and public service objectives.

                  We have identified the potential market for our products in terms of territory and the principal media groups. Globalization is the dominant trend. Once branded in their domestic markets, companies are seeking opportunities to penetrate elsewhere, particularly in non-traditional, non-exploited markets such as Russia, Eastern Europe, Africa, and South America. But the viability of our business depends on our assessment of current trends in traditional markets. In our view and discussed below, expansion in the traditional North American and European sites that typically attract a high volume of "viewers per day" will occur by way of replacing older, static billboard poster facilities with animated multimedia products broadcast by way of advanced telecommunications systems and over the Internet.

                  The major media companies are Clear Channel Communications, JC Decaux, TDI, and Outdoor Systems. Doing business on five continents, the largest is Clear Channel. Our information about them and the overall market has been obtained mainly from their publications and websites, as well as from industry publications such as Advertising Age.

                  A diversified media company with two business segments, broadcasting and out-of-home advertising, Clear Channel (www.clearchannel.com) currently operates in 32 countries. It has 830 radio and 19 television stations in the United States and has equity interests in over 240 radio stations internationally. It also operates over 550,000 display faces. With consolidated sales approaching $3 billion in 1999, their subsidiaries include Adshel, a leading world brand in street furniture, More Group, a leading outdoor advertising company in Europe and Asia, and the Eller Media Company which is based in San Antonio, Texas and is the oldest outdoor advertising company in the world. They recently acquired Universal Outdoor in Chicago.

                  Operating in 23 countries and over 1200 cities, JC Decaux (www.jcdecaux.com) is the largest marketer of street furniture in the world, including bus shelters, newsstands, and public information panels. Their most recent acquisition was Avenir Publicite Group, a $2 billion transaction in July 1999. Their inventory of installations includes over 160,000 backlit advertising panels, and over 205,000 pieces of street furniture installed, 67,000 bus shelters, 4,000 automatic public toilets, 53,000 columns and free standing panels.

                  Based in Phoenix, Outdoor Systems, Inc. (www.outdoorsytems.com) is the largest out-of-home media company in North America with approximately 112,500 bulletin, poster, mall and transit advertising display faces in 90 metropolitan markets in the United States, 13 metropolitan markets in Canada, and 44 metropolitan markets in Mexico and approximately 125,000 subway advertising display faces in New York City.

                  One of the largest media firms in the world, TDI (www.tdi.com) considers itself the most diversified out-of-home advertising provider. They provide a variety of media forms including bus and rail displays, phone kiosks, and large posters. They operate 100 franchises in 26 U.S. cities as well as operating throughout the U.K. and Holland.

                  The Out-Of-Home Media Group, Canada's largest outdoor advertising company currently claiming a 45% market share and the Jim Pattison Sign Group, the world's largest custom electric sign company are parts of the Pattison Group, (www.pattison.com) one of Canada's largest diversified companies.

                  GSI has been exploring opportunities to sell its products and services to and possibly form strategic alliances with JC Decaux, Adshel (www.adshel.com). Outdoor Systems, and Pattison. While no contracts have been signed to date, discussions are continuing. It is the premature to speculate on the outcome of these discussions, or even if ultimately successful, the structure or format of any relationship that might ensue.

                  According to a Government of Canada (www.infoexport.gc.ca) research document of 1997 entitled "The Advertising Services Market in the United States" the American advertising industry accounts for over 40% of global advertising expenditures. As reflected in another Advertising Age Dataplace table of September 27, 1999 shown at www.adage.com, although outdoor advertising represented only 2% of the total national advertising spending of $201.6 million by media during 1998, there was a 38% increase in spending on that form by the top 100 global marketers over the prior year. This was the second largest spending increase after the 45.4% increase in the Internet by the top 100 marketers in 1998.

                  While television's relative position has been maintained, advances in technology now enable the consumer to select from more than 500 television channels at home. Many of these are specialized channels and pay television that do not broadcast advertising. As a result, TV broadcasters cannot pretend to reach the same number of in-home "viewers per day" as they used to. Since in-home advertising does not offer the same "viewers per day" reach, it has become strategically imperative for the advertisers and advertising agencies to seek other out-of-home possibilities. Mainly through mergers and acquisitions, media groups are now increasingly able to offer the advertisers a variety of multimedia-based approaches.

                  Examples abound in North America. In the US Market, Clear Channel Communications is the second largest radio broadcasting group following the acquisition of Jacor. In Canada, Radio-Mutuel, the broadcasting company, was strictly involved in radio as late as 7 years ago. Since then it has acquired Omni outdoor advertising, Much Music Broadcast, CKMF, CKVL, and other stations. Another media company based in Canada and now a major multinational, Quebecor, was once only in newspaper publishing and printing. During its rapid growth it has acquired TQS, a broadcasting firm, Archambault a music and multimedia products distributor, and Quebec-Livre a book distributor. Videotron, another major example in Canada, which initially offered only cable television is now operating TVA, a large broadcasting network and with whom they have become associated in order to create an Internet service.

Outdoor advertising

                  Innovations in outdoor advertising have led to increased spending. Total spending in 1997 was just under $1.5 billion. Spending in 1998 would increase to approximately $1.6 billion. While this market is mature and dominated by the relatively small number of large, well-developed companies identified above, the opportunities to both supplant old, static forms of advertising signage and to increase exposure in terms of viewers per day at the street level are substantial.

              According to an article in Agency Magazine (www.aaaa.org) entitled "The Great Outdoors" by Andrea MacDonald, the point is made that after spending so many years as the last line on the media plan, out-of-home is hot and it's getting hotter thanks largely to the surge in dot-com advertising. Another point is made that the out-of-home media category itself has also expanded beyond billboards and transit to include everything from cinema ads, to postcards in bars and nightclubs, to stencils and laser light logos on the sidewalk. Besides overcoming extreme climatic conditions, the greatest technical challenges in the exterior environment are the access rights, and wireless transmission when normal telephone cabling is unavailable.

         A recent article by Joan Voight in Adweek Online and entitled "Media Outlook - Outdoor: Spectacular Results" (http://www.adweek.com/mediaoutlook) provides other pertinent information. In the field of outdoor advertising, 1999 saw a tendency towards bigger and bigger billboards as well as towards the formation of bigger companies. Consolidation among outdoor media operators and an increase in oversized outdoor boards called "spectaculars" attracted more advertising dollars from a variety of major national clients, including Ford., Apple, and Levi's jeans. At the same time, more industries such as the technology, telecommunications, entertainment, media and healthcare industries joined the many apparel, auto, travel and leisure companies that traditionally use out-of-home advertising. These changes were expected to trigger a 6.5 % increase in advertising revenue in 1999, according to Zenith Media, bringing the total expenditures for 1999 to just over $2 billion.

                  Demand from the entertainment and amusements industries are driving prices up, according to Craig Alexander, Managing Director of Outdoor Services in San Francisco, a buying service. In 1997 that category accounted for 15.7% of his company's business, followed by business consumer services at 12.2%, which included computer advertising.

                  The restrictions on outdoor ads for cigarettes has turned out to be a boon for the industry, according to Alexander. The tobacco ads often had premium locations, but due to 10 to 20-year contracts they were paying discount rates for the space. The major outdoor companies are quickly reselling the newly available space for "50 to 100 percent more than the tobacco advertisers were paying."

                  Other points are made in the article explaining trends in the outdoor advertising market. High-tech companies are looking at outdoor as a way to sell product as well as attract talented employees, according to Ted Block, media director at the advertising agency Foote, Cone & Belding in San Francisco. "Advertisers and agencies see public spaces as a [cost-effective] way to make a bold and clever statement." Apple, one of the world's largest computer manufacturers, has been a leader in technology outdoor ads, using billboards, spectaculars, walls, large buildings and bus wraps for its national "Think Different" campaign created by TBWA Chiat/Day of Venice, California and featuring portraits of Picasso, Einstein, Maria Callas, and others.

              The market for our exterior animated display products entails specific risks depending as it does to a large extent on the approval of municipal authorities for the use of public sites. Without the involvement of the traditional operators who have already succeeded to a great extent in garnering this market for static advertising purposes, it would be very difficult to penetrate on our own.

              Since the interior environment is inherently more hospitable, we will concentrate on it first during Phase 1 of installations. A key challenge will be connecting each individual installation with the central server in order to ensure reliable transmission and functioning. Representing the greatest risk and the essential element of the software, is the scheduling element. There will still be a need for continued system refinement, enhancement and development efforts which are subject to all of the risks inherent in the development of new products and technologies, including unanticipated delays, expenses, technical problems or difficulties.

Indoor advertising

                  We have observed that the major media companies in the field of outdoor advertising are now seeking opportunities to penetrate the indoor advertising, commercial, and information display market which is largely untapped and still in an embryonic stage of development.

                  Shopping centers offer excellent opportunities. A source of information about the shopping center industry was Scope 1999 from the website www.icsc.org of the ICSC. According to the National Research Bureau, there were a total of 43,600 shopping centers in the United States in 1998, an increase of 1.7% from 1997. Revenue potential from advertising is large. Retail sales in shopping centers increased by 5.0% to 1,044.6 billion, representing 51% of total retail sales in the country, excluding sales of automotive dealers. In a typical month, 189 million adults shop at shopping centers. 94% of the population over 18 years of age.

                  Reflecting the relationship in population of about 10% between Canada and the United States, there were 4,298 shopping centers in Canada by the end of 1998, generating $94.2 billion in retail sales.

Interactive television

                  The convergence of television, telecommunications, and computers presents the advantages of interactivity including choice of content and the ability to order on demand. New products being developed such as set-top boxes incorporate Internet, audio and video, as well as informational databases. GSI Canada is currently developing a similar product which will be marketed by GSI. This product allows easy and cost-effective hook-ups to the Internet and access of home viewers to GSI.COM and the Total Vision Network,

Key success factors

Experience

                  GSI has an available pool of knowledge and experience regarding the rapidly evolving market. Our associated companies, the GSI Canada family of companies, have been controlling signs from remote locations since 1994 and selling advertising on electronic screens since 1995; as well as using and selling internet and other software since 1992. Extensive experience has been gained in dealing with various electronic signs manufacturers and companies involved in controlling interactivity such as Dacktronics, Saco, Smartvision, Adtronics, A.D.E.

Intellectual property

                  We have acquired an exclusive worldwide license from GSI Canada, which has proprietary rights on the software required to operate the system. These rights are governed and protected by applicable commercial law. We intend to take all reasonable and practicable steps to obtain patent and trademark protection, when available, to protect our rights to the licensed technology.

On-going research and development

                  GSI Canada qualifies for a 12-year program of grants and governmental support which will facilitate the continuing development of leading-edge broadcasting systems and related products in the field of multimedia. GSI expects to derive economic benefits directly from this association in terms of lower product cost and the ability to obtain cutting edge technology.

Effective marketing

                  Our expertise is in the creation of three minutes loops, based on advertising "spots" of 10 seconds each and, through GSI Canada, in the assembly and the integration of various hardware products. The content of the broadcast information has been developed after considerable market research and target customers have been identified and are being approached by our representatives. We believe we can effectively respond to our customers' needs by pinpointing specific services and information sponsored by the advertisers.

                  A strategic licensing plan has been developed for the worldwide deployment of our products and services. Outside the North American market our approach would be to identify potential partners in selected locations. Interested companies would be offered a license to market GSI's products and have access to GSI's technology for a certain territory. While possibilities are being explored in parallel with the start up of operations in North America, operations under sub-license would commence at a later period.

Sales and marketing strategy

                  Our products are designed to provide a highly reliable, efficient means of broadcasting information that addresses the needs of people in fast-paced environments and brings the advantages of interactive multimedia to the street level. Our main targets are:

                  o  media owners
                  o  municipalities
                  o  consumers

                  The urban pedestrian, motorist and consumer will have the benefit of daily pinpoint area information, i.e., "news you can use", and interactive capabilities such as:

                  o  weather reports
                  o  traffic conditions reports
                  o  news updates
                  o  sports results
                  o  local community messages
                  o  emergency alerts
                  o  postings of local events

                  The advertiser will have the opportunity to reach many more consumers per day, and to increase brand recognition by providing better information content.

                  Municipal governments will be able to reach their citizens on a daily basis and to better measure the impact of their community programs and services. They will also be able to share in revenues derived from renting city space for the installation of the networks and to communicate information about local events or emergencies instantly with a simple phone call, fax, or e-mail.

                  The media  industry  will  benefit  from  GSI's  Total  Vision
Network. Linking installations and various locations, they will be able to broadcast information in specific locations by remote access and reach millions of "viewers per day". Advertising can be sold at very high quality standards and at very affordable prices giving local businesses the same opportunities to this point enjoyed by large companies.

                  The infrastructure created by the installation of our products and services may also generate other beneficial associations; for example, in the area of video-conferencing; with electronic smart card distributors; with municipal parking meter authorities; and with ticket distributors for entertainment and sporting events.

                  We will provide back-up for the installed networks at GSI Canada's Research Center located in Montreal, Canada. We are currently working on creating our own server system to minimize dependence upon other hosts and internet service providers.

                  As a way of demonstrating the public service power of the product, we plan to associate ourselves with child finding organizations worldwide. Using its pinpoint and instant remote broadcasting capability, pictures of missing children can be shown in a specific area on short notice, thereby increasing the chances of a successful recovery. Our first association was established in Montreal in 1999 with an organization called The Missing Children's Network Canada.

Employees

               We currently have nine full time employees of which three are executives, three are engaged in financial activities and three are engaged in sales and marketing activities. In addition, we share three administration personnel with GSI Canada at the main office in Montreal. Additional financing permitting, we intend to hire up to five additional employees. None of our employees are represented by a labor union. We believe that relations with our employees are good.

              Our success depends upon the personal efforts of J. Michel de Montigny and Michael Laplante, and other key personnel. Our success is also dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial, and other personnel. Competition for qualified personnel is intense and in our current financial condition it is even more difficult to hire or retain additional qualified personnel. If we do not attract and retain qualified management and other personnel we will be unable to successfully implement our business plan. At present, affordable "key person" insurance is unavailable.

Properties

                  Our facilities are located in approximately 6,000 square feet of leased office space in Montreal shared with GSI Canada and we share some office space in Ft. Lauderdale. The lease in Montreal expires on December 31, 2004 and provides for an annual rental of approximately $75,000 and in Ft. Lauderdale the lease expires on December 1, 2001 and provides for an annual rental of approximately $3,800. We have only negligible costs relating to environmental compliance laws.

Legal proceedings

We are not involved in any material legal proceedings.

                                   Management

Officers and directors

     Our officers and directors are as follows:

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

Name                        Age               Position
J. Michel de Montigny        41               president, chief executive officer
                                              and chairman
James A. Hone                55               senior vice president
                                              administration, chief financial
                                              officer, secretary and director
Michel Laplante              42               senior vice president sales and
                                              marketing and director

                  J. Michel de Montigny founded the Company in 1998 and has been its president, CEO and chairman since such time. Mr. de Montigny has over twenty years of hands-on and management experience in the multimedia/advertising industry. In 1995 he founded Solcom Group. From 1990 to 1992, he was president of Groupe Actuel Design, crafting the design concepts behind the Bell Canada Boutiques, the Yves Rocher boutiques and the Societe des Alcools du Quebec Stores. From 1988 to 1990 he was president of College Inter-Dec, a technical college in Montreal. Prior thereto, he was director of operations and director of marketing in a variety of companies. As an advertising and marketing consultant, he was the driving force behind some of Montreal's most innovative advertising campaigns of the 1990's. A consultant to companies such as Labatt, Budweiser, and Michelin, he was also involved in projects creating an interactive bus shelter for Budweiser, special effects for the film Mortal Kombat (Alliance Films), and the inauguration campaign for a new Air Canada aircraft. Mr. de Montigny received an MBA from the University of Quebec.

                  James A. Hone joined the Company in June 1999 as its chief financial officer. A graduate of McGill University and York University in Commerce and Business Administration in 1966 and 1969, respectively, Mr. Hone has extensive financial management and administrative experience with five major multinational companies in the automotive, aerospace, building systems, forest products, and telecommunications industries. After 10 years with Ford Motor Company, both in Toronto and Detroit, where he achieved the position of manager, collection he became treasurer of Pratt & Whitney Canada in Montreal until 1982. He then served as assistant treasurer-international-finance of United Technologies Corporation in Hartford, Connecticut until 1988; as vice president-treasurer of Abitibi-Price in Toronto and as vice-president finance of the Commercial Paper Group based in Quebec City and New York City until 1994; and, most recently, as vice president-finance and Administration of TMI Communications, a subsidiary of BCE Inc. in Ottawa.

                  Michel Laplante joined the Company in June 1999 and became its senior vice president sales and marketing in December 1999. Mr. Laplante has been involved in the multimedia industry for the past 20 years. He has acquired extensive experience in the field of television broadcasting and recording and expertise in the area of training in high-tech environments. From 1985 to 1991 he served as an account manager for Yamaha. From 1991 to 1992 he was a consultant for various firms such as Commodore Business Machines and Kawai. In 1992 he became national sales manager for MDL Technologies, a desktop video equipment distributor and integrator based in Montreal, serving clients such as Department of National Defense and top Fortune 500 companies. Before joining GSI Canada in June 1999 as vice-president of research and development and chief information officer, Mr. Laplante owned a consulting firm specializing in audio and video computer applications, IT, networking, video compression and broadcasting. He has also served as a Multimedia consultant to the multimedia division of CESAM, a large consortium with representation from, among others, Bell Canada, CAE Electronics, Quebecor Multimedia, Teleglobe, and the four universities in Montreal.

Indemnification of directors and officers

                  Neither our certificate of incorporation nor our by-laws currently provide indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law.

Compensation of directors

                  Directors do not receive any compensation for their service as members of the board of directors.

                          Security ownership of certain
                        beneficial owners and management

                  The following table sets forth, as of December 31, 1999, information regarding the beneficial ownership of our common stock based upon the most recent information available to us for

                  o each person known by us to own beneficially more than five (5%) percent of our outstanding common stock,

                  o    each of our officers and directors and

                  o    all of our officers and directors as a group.

                  Each stockholder's address is c/o GSI Technologies USA Inc., 2001 McGill College Avenue, Suite 1310, Montreal, Quebec, CANADA, H3A 1G1.

                                    Number of
                                  Shares Owned
Name                              Beneficially                   % of Total

3633730 Canada Inc. (1)(2)          8,037,128                       39.9%
3633632 Canada Inc. (1)(3)          1,397,938                        6.8%
Totalcom Inc. (1)(4)                1,546,794                        7.6%
J. Michel de Montigny(5)              500,000                        2.4%
Michel Laplante (6)                    20,000                         *
James A. Hone (7)                      90,000                         *

All Officers and Directors
  as a Group(3 persons)(8)         11,591,860                       54.2%
-----------------
* less than 1%

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

(1) Owned by J. Michel de Montigny, our president, CEO and chairman.
(2) Includes 260,954 shares underlying currently exercisable warrants.
(3) Includes 347,938 shares underlying currently exercisable warrants.
(4) Includes 34,794 shares underlying currently exercisable warrants.
(5) Consists of currently exercisable warrants.  president, CEO and chairman.
(6) Vice president sales and marketing and a director.
(7) Includes 50,000 shares underlying currently exercisable warrants.
(8) Includes the shares owned indirectly by Mr. de Montigny through wholly owned entities and an aggregate of 1,193,686 shares underlying currently exercisable warrants.

                             Executive compensation

                  From inception through the fiscal year ended October 31, 1999, no compensation was paid to any of our executive officers.

Employment agreements

         On October 29, 1999, Mr. de Montigny entered into a three year employment agreement commencing January 1, 2000. The agreement provides for an annual salary of $100,000 and warrants to purchase 500,000 shares at an exercise price of $1.10 per share. Mr. de Montigny may also receive bonuses as determined by the board of directors.

                  On October 29, 1999, Mr. Hone entered into a one year employment agreement commencing January 1, 2000. The agreement provides for an annual salary of $60,000, warrants to purchase 50,000 shares at an exercise price of $1.10 per share and 50,000 shares vesting equally over five months. Mr. Hone may also receive bonuses as determined by the board of directors.

                  On January 1, 2000, Mr. Laplante entered into a two year employment agreement. He will receive an annual salary of $72,800 for 2000. In addition, he will receive bonuses based on the achievement of quarterly sales targets. He will also be eligible to receive additional shares and warrants during the course of his contract.

                 Certain relationships and related transactions

                  We delivered a note payable dated October 31, 1999 in the amount of $279,667 to GSI Canada, one of our stockholders, for payment of license fees of $200,000 and reimbursement of expenditures in the amount of $79,667 paid by GSI Canada on our behalf during the fiscal year ended October 31, 1999. The note is unsecured and bears interest of prime plus two percent and matures on October 31, 2000. We also issued GSI Canada 600,000 shares of common stock as payment for the license, valued at $1.00 per share.

         On October 31, 1999, we accrued financing expenses in the amount of $10,000 due to Totalcom Inc., one of our stockholders, for finder fees associated with our October 1999 private offering. Mr. J. Michel de Montigny, our president, CEO and chairman, owns Totalcom Inc.

         On October 31, 1999, we accrued financing expenses in the amount of $15,000 due to 3633730 Canada Inc., one of our stockholders, for finder fees associated with our October 1999 private offering. Mr. J. Michel de Montigny, our president, CEO and chairman, is now a 100 percent shareholder of 3633730 Canada Inc.

         On August 17, 1999, we entered into an agreement with Maxima Capital Inc., one of our stockholders, for services related to obtaining a OTC:BB listing. The fee for such services totaled $12,000 of which $7,500 has been accrued in the financial statements. On October 31, 1999, on the basis of time spent, we accrued expenses in the amount of $86,500 due to Maxima Capital Inc
 .for finder fees associated with our October 1999 private offering as well as for other services. Maxima Capital is our principal financial advisor and has acted as placement agent and trustee. Mr. Pierre Saint-Aubin is the Director of Maxima Capital Inc. and one of our stockholders. Maxima Capital is a licensed brokerage firm in Canada and the offering was only made to Canadians.

                  On May 4, 2000, we entered into a sub-licensing agreement with GSI Canada for them to distribute all of our products in Canada. The fee for the license is $250,000 payable in 10 equal annual installments.

                  Our policy is to obtain all supplies and services on a normal competitive basis, but that, all things being equal, to purchase from affiliated or related entities. All related party transactions must be reviewed by the board of directors to assure that we are not paying higher than fair market arms-length prices.

                      Disclosure of commission position on
                 indemnification for securities act liabilities

                  Neither our by-laws nor our certificate of incorporation currently provide indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

                            Description of securities

Authorized and outstanding stock

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

                  Our authorized capital stock consists of 55,000,000 shares of Class B common stock, $.001 par value, and 5,000,000 shares of Class A common stock, $1.00 par value. As of December 31, 1999, there were 20,185,472 shares of Class B common stock outstanding, which were held by approximately 252 stockholders of record and no shares of Class A common stock were outstanding.

Common stock

                  Subject to legal and contractual restrictions on payment of dividends, the holders of common stock are entitled to receive such lawful dividends as may be declared by the board of directors. In the event of our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive all of our remaining assets available for distribution to stockholders after satisfaction of all liabilities and preferences. Holders of our common stock do not have any preemptive, conversion or redemption rights and there are no sinking fund provisions applicable to our common stock. Record holders of our common stock are entitled to vote at all meetings of stockholders and at those meetings are entitled to cast one vote for each share of record that they own on all matters on which stockholders may vote. Stockholders do not have cumulative voting rights in the election of our directors. As a result, the holders of a plurality of the outstanding shares can elect all of our directors, and the holders of the remaining shares are not able to elect any of our directors. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be offered and sold in this offering will be fully paid and non-assessable.

 Warrants

                  We currently have 3,674,000 warrants outstanding, each of which entitles the registered holder thereof to purchase, at any time until the close of business on January 31, 2002, one share of Class B common stock at a price of $1.10. All of the warrants contain provisions which protect the holders thereof against dilution by adjustment of the exercise price and number of warrants, in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of our assets, and for other extraordinary events.

Transfer agent and registrar

                  The stock transfer agent and registrar for our common stock is Intercontinental Registry and Stock Transfer, located at 900 Buchanan blvd # 1, Boulder City, Nevada 89005-2100.

Dividend policy

                  Under applicable law, dividends may only be paid out of legally available funds as proscribed by a statute, subject to the discretion of the board of directors. In addition, it is currently our policy to retain internally generated funds to support future expansion of our business. Accordingly, even if we do generate earnings, and even if we are not prohibited from paying dividends, we do not currently intend to declare or pay cash dividends on our common stock for the foreseeable future.

Shares available for future sale

                  On the date of this prospectus, all 4,703,206 shares included in this prospectus will generally be freely tradable without restriction imposed by, or further registration under, the Securities Act. An additional 12,452,266 shares of our common stock may be deemed "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. Such shares may be sold to the public, subject to volume restrictions, as described below. Commencing at various dates, these shares may be sold to the public without any volume limitations.

                  In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including one of our affiliates, or persons whose shares are aggregated with affiliates, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed 1% of the total number of outstanding shares of the same class. In the event our shares are sold on an exchange or are reported on the automated quotation system of a registered securities association, you could sell during any three-month period the greater of such 1% amount or the average weekly trading volume as reported for the four calendar weeks preceding the date on which notice of your sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

                  You should note that we anticipate that our shares of common stock will initially be included for quotation on the OTC Bulletin Board. Pursuant to SEC regulations, the OTC Bulletin Board is not considered an "automated quotation system of a registered securities association" and Rule 144 will only permit sales of up to 1% of the outstanding shares during any three month period.

                              Plan of distribution

                  The sale of the shares of common stock by the selling stockholders may be effected by them from time to time in the over the counter market or in such other public forum where our shares are publicly traded or listed for quotation. These sales may be made in negotiated transactions through the timing of options on the shares, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for which such broker-dealer may act as agent or to whom they sell as principal, or both. The compensation as to a particular broker-dealer may be in excess of customary compensation.

                  The selling stockholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on any sale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                              Selling stockholders

         We are registering

         o Shares of common stock purchased by investors in our 1999 private placement offerings,

         o  a portion of the shares of common stock owned by our founders,

         o a portion of the shares of common stock received as a distribution from GSI Canada; and

         o 3,674,000 shares of common stock underlying currently outstanding warrants.

                  Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders. Each of the selling stockholders, or their transferees, and intermediaries to whom such securities may be sold may be deemed to be an "underwriter" of the common stock offered in this prospectus, as that term is defined under the Securities Act. Each of the selling stockholders, or their transferees, may sell these shares from time to time for his own account in the open market at the prevailing prices, or in individually negotiated transactions at such prices as may be agreed upon. The net proceeds from the sale of these shares by the selling stockholders will inure entirely to their benefit and not to ours.

                  Except as indicated below, none of the selling stockholders has held any position or office, or had any material relationship with us or any of our predecessors or affiliates within the last three years, and after completion of this offering will own the amount of our outstanding common stock listed opposite their name. The shares reflected by each selling stockholder is based upon information provided to us by our transfer agent and from other available sources in December 1999.

         These shares may be offered for sale from time to time in regular brokerage transactions in the over-the-counter market, or, either directly or through brokers or to dealers, or in private sales or negotiated transactions, or otherwise, at prices related to the then prevailing market prices. Thus, they may be required to deliver a current prospectus in connection with the offer or sale of their shares. In the absence of a current prospectus, if required, these shares may not be sold publicly without restriction unless held by a non-affiliate for two years, or after one year subject to volume limitations and satisfaction of other conditions. The selling stockholders are hereby advised that Regulation M of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 will be applicable to their sales of these shares. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called "stabilization" activities.

                  The selling stockholders, or their transferees, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any profit on the resale of these shares as principal might be deemed to be underwriting discounts and commissions under the Act. Any sale of these shares by selling shareholders, or their transferees, through broker-dealers may cause the broker-dealers to be considered as participating in a distribution and subject to Regulation M promulgated under the Securities Exchange Act of 1934, as amended. If any such transaction were a "distribution" for purposes of Regulation M, then such broker-dealers might be required to cease making a market in our equity securities for either two or nine trading days prior to, and until the completion of, such activity.

                                               SHARES BENEFICIALLY OWNED

                                            Before                  After
NAME OF SELLING SECURITY HOLDER            Offering    Offering    Offering

3633730 Canada inc. (1)                    7,776,174     288,000   7,488,174
Tim McLean                                   209,888      69,000     140,888
3633632 Canada inc. (1)                    1,050,000      38,000   1,012,000
Totalcom inc. (1)                          1,512,000      56,000   1,456,000
9035-2899 Quebec inc                          70,000      23,000      47,000
Denis Renaud                                  70,000      23,000      47,000
Interlink Investment And Holding             258,982      85,000     173,982
Chambers Investment And Holding              258,982      85,000     173,982
Paul A. Cyr                                  100,000      33,000      67,000
Michel Laplante (2)                           20,000       7,000      13,000
Knick-knack Investment And Holding           147,000      49,000      98,000
Illaria Investment And Holding               154,162      51,000     103,162
Pierre Addison                                 5,000       2,000       3,000
Tony Della Cioppa                              7,500       2,000       5,500
Mario Iannicello                               7,500       2,000       5,500
Israel Martineau                              50,000      17,000      33,000
Anthony Santucci                               2,284       1,000       1,284
George Zervakos                               10,000       3,000       7,000
Melanie Lacombe                                1,000        --         1,000
W.A.F.A. Corporation                         662,500     219,000     443,500
O.S.F.A. Corporation                         175,000      58,000     117,000
Paul Roy                                     175,000      58,000     117,000
9064-6167 Quebec inc                         175,000      58,000     117,000
Maxima Capital Inc (3)                       281,250      93,000     188,250
Pierre Saint-Aubin (3)                       281,250      93,000     188,250
Lipalsc                                      700,000     231,000     469,000
Majella Boucher                               87,500      29,000      58,500
Renee Sylvestre                               87,500      29,000      58,500
Daniel Riopel                                 87,500      29,000      58,500
Steve Larochelle                              87,500      29,000      58,500
Gerald Deslandes                              87,500      29,000      58,500
Jocelyne Langelier                            87,500      29,000      58,500
Alain Chicoine                                87,500      29,000      58,500
Gilles Leduc                                  87,500      29,000      58,500
Monique Petit                                 87,500      29,000      58,500
Jean-Guy Petit                                87,500      29,000      58,500
Patrick Petit                                 87,500      29,000      58,500
Marcel Hebert                                 87,500      29,000      58,500
Serge Paquin                                  52,500      17,000      35,500
Suzie Beauchemin                              35,000      12,000      23,000
Ginette Barnabe                               87,500      29,000      58,500
Robert Bazinet                                87,500      29,000      58,500

                                               SHARES BENEFICIALLY OWNED

                                            Before                  After
NAME OF SELLING SECURITY HOLDER            Offering    Offering    Offering

Pierre Champagne                              87,500      29,000      58,500
Serge Cote                                    87,500      29,000      58,500
Yves Tremblay                                 87,500      29,000      58,500
Gilles Villemaire                             87,500      29,000      58,500
Michel Lefebvre                               87,500      29,000      58,500
Monique Lussier                               87,500      29,000      58,500
Gestion Jacques Plantes inc                  262,500      87,000     175,500
Denis Adam                                    87,500      29,000      58,500
Francine Goyette                              87,500      29,000      58,500
Isabel Marques                                87,500      29,000      58,500
Yvan Dery                                     87,500      29,000      58,500
Danielle Dubuc                               175,000      58,000     117,000
Renald Racine                                 87,500      29,000      58,500
D. et M. Gariepy                              87,500      29,000      58,500
Louise Beauvolsk                              87,500      29,000      58,500
Sebastien Leduc                               87,500      29,000      58,500
Louise Nadeau                                 87,500      29,000      58,500
Juliette A. Bourque                           87,500      29,000      58,500
Richard Bourque                               87,500      29,000      58,500
Jean-Jacques Lajoie                          175,000      58,000     117,000
Paul-Andre Lepage                             87,500      29,000      58,500
Simon Francoeur                               87,500      29,000      58,500
Bruno Girouard                                87,500      29,000      58,500
Investissement Dumont                         87,500      29,000      58,500
Paul Nolin Auto                               87,500      29,000      58,500
Power Group                                   50,000      17,000      33,000
Andre Desjardins                              25,000       8,000      17,000
BBT Consulting Group                         500,000     158,206     341,794
3529363 Canada inc                           600,000     600,000           0
Addison, Pierre                                1,000       1,000           0
Akhavan, Hooman                                2,000       2,000           0
Anagnostaras, Con                              5,000       5,000           0
Anderson, Vivian                               1,000       1,000           0
Angers, Dyan                                   1,000       1,000           0
Angers, Jocelyne                               1,000       1,000           0
Angers, Sylvain                                2,000       2,000           0
Anthabian, Tigran                              1,500       1,500           0
Antun, Emilio                                  2,000       2,000           0
Araujo, Jose                                  15,000      15,000           0
Araujo, Jose                                   5,000       5,000           0
Arvanitakis, Irene                             1,500       1,500           0
Arvanitakis, Maria                             2,000       2,000           0
Audate, Martine                                1,847       1,847           0

                                               SHARES BENEFICIALLY OWNED

                                            Before                  After
NAME OF SELLING SECURITY HOLDER            Offering    Offering    Offering

Bachellerie, Yan                               1,000       1,000           0
Batchelder, Todd                               1,000       1,000           0
Bao, Nick                                      2,000       2,000           0
Bazinet, Marie-France                         10,000      10,000           0
Bazzarelli, Ernest                             1,000       1,000           0
Beheshti-Zavareth, Hossein                       728         728           0
Beaudin, Bert                                  2,000       2,000           0
Beaulieu, Pauline                              1,981       1,981           0
Beauregard, Micheline                          3,855       3,855           0
Beauregard, Sonia                              1,313       1,313           0
Benoit, Gaetan                                 5,000       5,000           0
Berger, Louise                                 3,000       3,000           0
Blais, Francine                                1,981       1,981           0
Blais, Sylvain                                   930         930           0
Boivert, Jacques                               2,000       2,000           0
Bouchard D'amico, Louise                       5,000       5,000           0
Boucher, Yan                                   1,981       1,981           0
Brouillard, M                                  3,220       3,220           0
Bussiere, Robert                               2,300       2,300           0
Cardinal, Frederic                             1,998       1,998           0
Cardinal, Raymond                              1,146       1,146           0
Cardinal, Carole                               1,153       1,153           0
Calisto, Mike                                  2,000       2,000           0
Campagnale, Vince                              2,000       2,000           0
Cannuli, Diane                                 1,000       1,000           0
Carnevale, Benny                               1,500       1,500           0
Carruthers, William                           33,000      33,000           0
Chiminian, Hagop                               1,000       1,000           0
Christofaro, Joseph                            2,650       2,650           0
Chu, Kun Chu                                  30,000      30,000           0
Coiteux, F                                     3,250       3,250           0
Collins, Ginette                               2,000       2,000           0
Cote, Michel                                   6,661       6,661           0
Cote, Pierre-Paul                              2,740       2,740           0
Courchesne, Lyne                               1,000       1,000           0
Cunningham, Diane                              1,000       1,000           0
Daigle, Claude                                 5,000       5,000           0
D'Amico, Carlo                                 1,500       1,500           0
Dansereau, J. F                                1,417       1,417           0
Daviau, Louise                                 9,800       9,800           0
De Nardis, Luigi                              10,000      10,000           0
De Nardis, Mena                                1,000       1,000           0
Deruyter, Ellen                                2,670       2,670           0

                                               SHARES BENEFICIALLY OWNED

                                            Before                  After
NAME OF SELLING SECURITY HOLDER            Offering    Offering    Offering

Desjardins, G                                 20,000      20,000           0
Disalvo, Joseph                                5,000       5,000           0
Dore, Michelle                                 5,274       5,274           0
Dolar, Jirayr                                 10,000      10,000           0
Dulude, Valerie                                4,000       4,000           0
Dugas, Yves                                      975         975           0
Ediflex inc                                    3,318       3,318           0
Edition Louis Martin                           3,318       3,318           0
Eliopoulos, Georges                            2,000       2,000           0
Fafard, Andree                                14,400      14,400           0
Favas, Emanuel                                11,936      11,936           0
Felsher, Melvyn                               10,000      10,000           0
Ferner, Susan                                  2,000       2,000           0
First-Guardian International Corporation      10,000      10,000           0
Fontaine, Bernard                              1,600       1,600           0
Ford, Marjorie                                20,000      20,000           0
Fortier, Denis                                 4,000       4,000           0
Foster, Linda J                                2,000       2,000           0
Furman, Mitchel                                2,000       2,000           0
Giannini, Giuseppe                             3,000       3,000           0
Goldfinch, Stephanie                           1,000       1,000           0
Gravas, Spiros et Arvanitakis, Panayiota       2,000       2,000           0
Guerin, Carl                                   2,665       2,665           0
Guerin, Gilles                                 3,961       3,961           0
Guerin, Jean-Francois                          1,336       1,336           0
Guernon, Jean                                  3,278       3,278           0
Hancock, Richard                              10,000      10,000           0
Hancock, Richard                               4,989       4,989           0
Harel, Hubert                                 10,000      10,000           0
Hartvigsen, Kris                               1,200       1,200           0
Hebert, Fernande                              10,000      10,000           0
Hebert, Jean                                  23,300      23,300           0
Hebert, Jean                                  23,396      23,396           0
Hoyt, Randy                                    1,000       1,000           0
Jamalouden, Nazmoon                           15,000      15,000           0
Kaklamanos, Leonidas                           3,000       3,000           0
Kalafatidis, James                             3,400       3,400           0
Kastelorizios, Maria                           8,000       8,000           0
Karteris, Maria                               13,422      13,422           0
Karteris, John                                16,680      16,680           0
Karteris, John                                16,780      16,780           0
Kirakossian, Garabet                          11,000      11,000           0
Kirakossian, Hourie                            2,500       2,500           0

                                               SHARES BENEFICIALLY OWNED

                                            Before                  After
NAME OF SELLING SECURITY HOLDER            Offering    Offering    Offering

Kirakossian, Vartivar                          6,000       6,000           0
Lachapelle, Sylvain                            5,200       5,200           0
Lacroce, Vincenzo                              3,000       3,000           0
Lalande, Sophie                                3,000       3,000           0
Lamorgese, Caroline                            1,000       1,000           0
Lamorgese, Tony                                2,000       2,000           0
Lanoie, Pierre                                 2,130       2,130           0
Laverdiere, Chantal                            1,000       1,000           0
Lebel, Yannick                                 1,000       1,000           0
Leroux, Guylaine                               8,000       8,000           0
L.I.B. Invest. Club                            2,000       2,000           0
Lintzeris, Peter                               2,000       2,000           0
Luniewski, Renee                               2,000       2,000           0
Mady, Chady                                    3,014       3,014           0
Malenfant, Robert                             20,700      20,700           0
Malenfant, Veronique                           7,950       7,950           0
Marcos, Marcel                                 1,000       1,000           0
Markov, Nikolaos                               1,500       1,500           0
Martin, Jacques                               50,000      50,000           0
Martin, Philippe                               2,000       2,000           0
Martinez, Alvaro                               2,000       2,000           0
Mathieu, Josee                                 4,916       4,916           0
Mineo, Serge                                   1,000       1,000           0
Morazain, Luc                                  2,000       2,000           0
Morel, Remy                                      600         600           0
Morin, Pierre                                  9,460       9,460           0
Morissette, Solange                              900         900           0
Morgia, Anne-Marie                             1,000       1,000           0
Muller, Peter                                  1,000       1,000           0
Natale R. Gennaro                              8,000       8,000           0
Pacheco John et Pacheco Joe                    1,313       1,313           0
Panaccione, Fabio                             10,000      10,000           0
Papadakos, Georgia                            15,000      15,000           0
Pappappicco, Mariella                          5,000       5,000           0
Pare, Richard                                  3,341       3,341           0
Perreault, Daniel                              1,600       1,600           0
Petit, Patrice                                 3,137       3,137           0
Pires, Joa                                    20,000      20,000           0
Poulin, Christian                              1,336       1,336           0
Poulopoulos, N                                 5,000       5,000           0
Purcell, Anita                                 1,000       1,000           0
Rea, Karen                                     3,000       3,000           0
Renaud, Denis                                  3,318       3,318           0

                                               SHARES BENEFICIALLY OWNED

                                            Before                  After
NAME OF SELLING SECURITY HOLDER            Offering    Offering    Offering

Richard, Martin                                1,500       1,500           0
Riopel, Nicole                                 1,400       1,400           0
Rioux, Pierre Sam                              2,015       2,015           0
Roque, Christina                               1,000       1,000           0
Salas Fernandez, Carlos Luis                   1,982       1,982           0
Santucci, Anthony                              1,000       1,000           0
Santucci, Gianni                              10,000      10,000           0
Santucci, Mario                                1,000       1,000           0
Santucci, Mario                               16,500      16,500           0
Sauve, Diane                                   2,000       2,000           0
Shou, Judy                                     1,000       1,000           0
Sistatsis, Georges                             1,000       1,000           0
Stefaros, Bill                                12,000      12,000           0
Stinziani, Giovanni                            8,000       8,000           0
Stockden, Gary                                 2,000       2,000           0
Taddeo, Anthony                                1,000       1,000           0
Tartaglia, Nick                                5,929       5,929           0
Tassone, Vittoria                              5,000       5,000           0
Tolias, Maria                                  4,000       4,000           0
Therrien, Eric                                 2,500       2,500           0
Therrien, Ghislaine                            2,500       2,500           0
Tremblay, Marc                                16,700      16,700           0
Trudeau, Wayne                                 3,000       3,000           0
Vaccarella, Vincent                           14,000      14,000           0
Vassiliou, Joanne                              1,000       1,000           0
Vassiliou, Vicky                               3,400       3,400           0
Veilleux, Vincent                              6,661       6,661           0
Virgilio, Giuseppe                             6,500       6,500           0
Ward, Lance                                    1,660       1,660           0
Woods, James                                   5,000       5,000           0
Winikoff, Mark                                 1,000       1,000           0
Zervakos, Georges                             29,000      29,000           0
Zervakos, Georges                              4,989       4,989           0
Zervakos, Kostantinos                          2,000       2,000           0
Zervakos, Melinda                              2,000       2,000           0
Zervakou, Rosa                                 1,000       1,000           0
3101-5464 Quebec inc                          35,000      35,000           0
9008-5085 Quebec inc                          15,000      15,000           0

        (1) Controlled by our President, CEO and Chairman.
        (2) Our Senior Vice President Sales and Marketing and a Director.
        (3) Mr. Pierre Saint-Aubin is a director of this entity.

                                              WARRANTS BENEFICIALLY OWNED*

                                                Before                 After
NAME OF WARRANT HOLDER                         Offering    Offering   Offering

3633730 Canada inc. (1)                        260,954      260,954      0
3633632 Canada inc. (1)                        347,938      347,938      0
Totalcom inc. (1)                               34,794       34,794      0
9035-2899 Quebec inc                            34,794       34,794      0
Denis Renaud                                    26,095       26,095      0
Interlink Investment And Holding                17,397       17,397      0
Chambers Investment And Holding                 17,397       17,397      0
W.A.F.A. Corporation                            75,000       75,000      0
O.S.F.A. Corporation                            75,000       75,000      0
Paul Roy                                        75,000       75,000      0
9064-6167 Quebec inc                            75,000       75,000      0
Maxima Capital Inc. (2)                        375,000      375,000      0
Pierre Saint-Aubin (2)                         104,381      104,381      0
Lipalsc                                        100,800      100,800      0
Majella Boucher                                 12,600       12,600      0
Renee Sylvestre                                 12,600       12,600      0
Daniel Riopel                                   12,600       12,600      0
Steve Larochelle                                12,600       12,600      0
Gerald Deslandes                                12,600       12,600      0
Jocelyne Langelier                              12,600       12,600      0
Alain Chicoine                                  12,600       12,600      0
Gilles Leduc                                    12,600       12,600      0
Monique Petit                                   12,600       12,600      0
Jean-Guy Petit                                  12,600       12,600      0
Patrick Petit                                   12,600       12,600      0
Marcel Hebert                                   12,700       12,600      0
Serge Paquin                                     7,560        7,560      0
Suzie Beauchemin                                 5,040        5,040      0
Ginette Barnabe                                 12,600       12,600      0
Robert Bazinet                                  12,600       12,600      0
Pierre Champagne                                12,600       12,600      0
Serge Cote                                      12,600       12,600      0
Yves Tremblay                                   12,600       12,600      0
Gilles Villemaire                               12,600       12,600      0
Michel Lefebvre                                 12,600       12,600      0
Monique Lussier                                 12,600       12,600      0
Gestion Jacques Plantes inc                     37,800       37,800      0
Denis Adam                                      12,600       12,600      0
Francine Goyette                                12,600       12,600      0
Isabel Marques                                  12,600       12,600      0
Yvan Dery                                       12,600       12,600      0

                                              WARRANTS BENEFICIALLY OWNED*

                                                Before                 After
NAME OF WARRANT HOLDER                         Offering    Offering   Offering

Danielle Dubuc                                  25,225       25,225      0
Renald Racine                                   12,600       12,600      0
D. et M. Gariepy                                12,600       12,600      0
Louise Beauvolsk                                12,600       12,600      0
Sebastien Leduc                                 12,600       12,600      0
Louise Nadeau                                   12,600       12,600      0
Juliette A. Bourque                             12,600       12,600      0
Richard Bourque                                 12,600       12,600      0
Jean-Jacques Lajoie                             25,225       25,225      0
Paul-Andre Lepage                               12,600       12,600      0
Simon Francoeur                                 12,600       12,600      0
Bruno Girouard                                  12,600       12,600      0
Investissement Dumont                           12,600       12,600      0
Paul Nolin Auto                                 12,600       12,600      0
BBT Consulting Group                           500,000      500,000      0
Addison, Pierre                                  1,000        1,000      0
Akhavan, Hooman                                  2,000        2,000      0
Anagnostaras, Con                                5,000        5,000      0
Anderson, Vivian                                 1,000        1,000      0
Angers, Dyan                                     1,000        1,000      0
Angers, Jocelyne                                 1,000        1,000      0
Angers, Sylvain                                  2,000        2,000      0
Anthabian, Tigran                                1,500        1,500      0
Antun, Emilio                                    2,000        2,000      0
Araujo, Jose                                    15,000       15,000      0
Araujo, Jose                                     5,000        5,000      0
Arvanitakis, Irene                               1,500        1,500      0
Arvanitakis, Maria                               2,000        2,000      0
Audate, Martine                                  1,847        1,847      0
Bachellerie, Yan                                 1,000        1,000      0
Batchelder, Todd                                 1,000        1,000      0
Bao, Nick                                        2,000        2,000      0
Bazinet, Marie-France                           10,000       10,000      0
Bazzarelli, Ernest                               1,000        1,000      0
Beheshti-Zavareth, Hossein                         728          728      0
Beaudin, Bert                                    2,000        2,000      0
Beaulieu, Pauline                                1,981        1,981      0
Beauregard, Micheline                            3,855        3,855      0
Beauregard, Sonia                                1,313        1,313      0
Benoit, Gaetan                                   5,000        5,000      0
Berger, Louise                                   3,000        3,000      0
Blais, Francine                                  1,981        1,981      0

                                              WARRANTS BENEFICIALLY OWNED*

                                                Before                 After
NAME OF WARRANT HOLDER                         Offering    Offering   Offering

Blais, Sylvain                                     930          930      0
Boivert, Jacques                                 2,000        2,000      0
Bouchard D'amico, Louise                         5,000        5,000      0
Boucher, Yan                                     1,981        1,981      0
Brouillard, M                                    3,220        3,220      0
Bussiere, Robert                                 2,300        2,300      0
Cardinal, Frederic                               1,998        1,998      0
Cardinal, Raymond                                1,146        1,146      0
Cardinal, Carole                                 1,153        1,153      0
Calisto, Mike                                    2,000        2,000      0
Campagnale, Vince                                2,000        2,000      0
Cannuli, Diane                                   1,000        1,000      0
Carnevale, Benny                                 1,500        1,500      0
Carruthers, William                             33,000       33,000      0
Chiminian, Hagop                                 1,000        1,000      0
Christofaro, Joseph                              2,650        2,650      0
Chu, Kun Chu                                    30,000       30,000      0
Coiteux, F                                       3,250        3,250      0
Collins, Ginette                                 2,000        2,000      0
Cote, Michel                                     6,661        6,661      0
Cote, Pierre-Paul                                2,740        2,740      0
Courchesne, Lyne                                 1,000        1,000      0
Cunningham, Diane                                1,000        1,000      0
Daigle, Claude                                   5,000        5,000      0
D'Amico, Carlo                                   1,500        1,500      0
Dansereau, J. F                                  1,417        1,417      0
Daviau, Louise                                   9,800        9,800      0
De Nardis, Luigi                                10,000       10,000      0
De Nardis, Mena                                  1,000        1,000      0
Deruyter, Ellen                                  2,670        2,670      0
Desjardins, G                                   20,000       20,000      0
Disalvo, Joseph                                  5,000        5,000      0
Dore, Michelle                                   5,274        5,274      0
Dolar, Jirayr                                   10,000       10,000      0
Dulude, Valerie                                  4,000        4,000      0
Dugas, Yves                                        975          975      0
Ediflex inc                                      3,318        3,318      0
Edition Louis Martin                             3,318        3,318      0
Eliopoulos, Georges                              2,000        2,000      0
Fafard, Andree                                  14,400       14,400      0
Favas, Emanuel                                  11,936       11,936      0
Felsher, Melvyn                                 10,000       10,000      0

                                              WARRANTS BENEFICIALLY OWNED*

                                                Before                 After
NAME OF WARRANT HOLDER                         Offering    Offering   Offering

Ferner, Susan                                    2,000        2,000      0
First-Guardian International Corporation        10,000       10,000      0
Fontaine, Bernard                                1,600        1,600      0
Ford, Marjorie                                  20,000       20,000      0
Fortier, Denis                                   4,000        4,000      0
Foster, Linda J                                  2,000        2,000      0
Furman, Mitchel                                  2,000        2,000      0
Giannini, Giuseppe                               3,000        3,000      0
Goldfinch, Stephanie                             1,000        1,000      0
Gravas, Spiros et Arvanitakis, Panayiota         2,000        2,000      0
Guerin, Carl                                     2,665        2,665      0
Guerin, Gilles                                   3,961        3,961      0
Guerin, Jean-Francois                            1,336        1,336      0
Guernon, Jean                                    3,278        3,278      0
Hancock, Richard                                10,000       10,000      0
Hancock, Richard                                 4,989        4,989      0
Harel, Hubert                                   10,000       10,000      0
Hartvigsen, Kris                                 1,200        1,200      0
Hebert, Fernande                                10,000       10,000      0
Hebert, Jean                                    23,300       23,300      0
Hebert, Jean                                    23,396       23,396      0
Hoyt, Randy                                      1,000        1,000      0
Jamalouden, Nazmoon                             15,000       15,000      0
Kaklamanos, Leonidas                             3,000        3,000      0
Kalafatidis, James                               3,400        3,400      0
Kastelorizios, Maria                             8,000        8,000      0
Karteris, Maria                                 13,422       13,422      0
Karteris, John                                  16,680       16,680      0
Karteris, John                                  16,780       16,780      0
Kirakossian, Garabet                            11,000       11,000      0
Kirakossian, Hourie                              2,500        2,500      0
Kirakossian, Vartivar                            6,000        6,000      0
Lachapelle, Sylvain                              5,200        5,200      0
Lacroce, Vincenzo                                3,000        3,000      0
Lalande, Sophie                                  3,000        3,000      0
Lamorgese, Caroline                              1,000        1,000      0
Lamorgese, Tony                                  2,000        2,000      0
Lanoie, Pierre                                     230        2,130      0
Laverdiere, Chantal                              1,000        1,000      0
Lebel, Yannick                                   1,000        1,000      0
Leroux, Guylaine                                 8,000        8,000      0
L.I.B. Invest. Club                              2,000        2,000      0

                                              WARRANTS BENEFICIALLY OWNED*

                                                Before                 After
NAME OF WARRANT HOLDER                         Offering    Offering   Offering

Lintzeris, Peter                                 2,000        2,000      0
Luniewski, Renee                                 2,000        2,000      0
Mady, Chady                                      3,014        3,014      0
Malenfant, Robert                               20,700       20,700      0
Malenfant, Veronique                             7,950        7,950      0
Marcos, Marcel                                   1,000        1,000      0
Markov, Nikolaos                                 1,500        1,500      0
Martin, Jacques                                 50,000       50,000      0
Martin, Philippe                                 2,000        2,000      0
Martinez, Alvaro                                 2,000        2,000      0
Mathieu, Josee                                   4,916        4,916      0
Mineo, Serge                                     1,000        1,000      0
Morazain, Luc                                    2,000        2,000      0
Morel, Remy                                        600          600      0
Morin, Pierre                                    9,460        9,460      0
Morissette, Solange                                900          900      0
Morgia, Anne-Marie                               1,000        1,000      0
Muller, Peter                                    1,000        1,000      0
Natale R. Gennaro                                8,000        8,000      0
Pacheco John et Pacheco Joe                      1,313        1,313      0
Panaccione, Fabio                               10,000       10,000      0
Papadakos, Georgia                              15,000       15,000      0
Pappappicco, Mariella                            5,000        5,000      0
Pare, Richard                                    3,341        3,341      0
Perreault, Daniel                                1,600        1,600      0
Petit, Patrice                                   3,137        3,137      0
Pires, Joa                                      20,000       20,000      0
Poulin, Christian                                1,336        1,336      0
Poulopoulos, N                                   5,000        5,000      0
Purcell, Anita                                   1,000        1,000      0
Rea, Karen                                       3,000        3,000      0
Renaud, Denis                                    3,318        3,318      0
Richard, Martin                                  1,500        1,500      0
Riopel, Nicole                                   1,400        1,400      0
Rioux, Pierre Sam                                2,015        2,015      0
Roque, Christina                                 1,000        1,000      0
Salas Fernandez, Carlos Luis                     1,982        1,982      0
Santucci, Anthony                                1,000        1,000      0
Santucci, Gianni                                10,000       10,000      0
Santucci, Mario                                  1,000        1,000      0
Santucci, Mario                                 16,500       16,500      0
Sauve, Diane                                     2,000        2,000      0

                                              WARRANTS BENEFICIALLY OWNED*

                                                Before                 After
NAME OF WARRANT HOLDER                         Offering    Offering   Offering

Shou, Judy                                       1,000        1,000      0
Sistatsis, Georges                               1,000        1,000      0
Stefaros, Bill                                  12,000       12,000      0
Stinziani, Giovanni                              8,000        8,000      0
Stockden, Gary                                   2,000        2,000      0
Taddeo, Anthony                                  1,000        1,000      0
Tartaglia, Nick                                  5,929        5,929      0
Tassone, Vittoria                                5,000        5,000      0
Tolias, Maria                                    4,000        4,000      0
Therrien, Eric                                   2,500        2,500      0
Therrien, Ghislaine                              2,500        2,500      0
Tremblay, Marc                                  16,700       16,700      0
Trudeau, Wayne                                   3,000        3,000      0
Vaccarella, Vincent                             14,000       14,000      0
Vassiliou, Joanne                                1,000        1,000      0
Vassiliou, Vicky                                 3,400        3,400      0
Veilleux, Vincent                                6,661        6,661      0
Virgilio, Giuseppe                               6,500        6,500      0
Ward, Lance                                      1,660        1,660      0
Woods, James                                     5,000        5,000      0
Winikoff, Mark                                   1,000        1,000      0
Zervakos, Georges                               29,000       29,000      0
Zervakos, Georges                                4,989        4,989      0
Zervakos, Kostantinos                            2,000        2,000      0
Zervakos, Melinda                                2,000        2,000      0
Zervakou, Rosa                                   1,000        1,000      0
3101-5464 Quebec inc                            35,000       35,000      0
9008-5085 Quebec inc                            15,000       15,000      0
                                                                               -

        * We are registering the shares underlying the warrants. References in the chart to "Warrants" before or after sale are all references to the underlying shares. The list has been presented in two parts to distinguish between the actual shares and the shares underlying the warrants. Each warrant is exercisable into one share of Class B Common Stock at a price of $1.10.

        (1) Controlled by our President, CEO and Chairman.
        (2) Mr. Pierre Saint-Aubin is a director of this entity.

                                  Legal matters

                  Certain legal matters in connection with this offering are being passed upon by the law firm of Heller, Horowitz & Feit, P.C., New York, New York.

                                     Experts

                  Our audited financial statements as of October 31, 1999 and for the fiscal year then ended are included in this prospectus in reliance upon the report of Mark Cohen C.P.A., an independent certified public accountant, and upon the authority of said person as an expert in accounting and auditing.

                              Available information

                  Commencing on the date of this prospectus, we will be subject to the information requirements of the Securities Exchange Act of 1934, as amended. This Act requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information we file can be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain of its regional offices at the following addresses:

     o   7 World Trade Center, 13th Floor, New York, New York 10048; and

     o   500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

                  Copies of the material we file may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. The Public Reference Room can be reached at (202) 942-8090. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding us. This material can be found at http://www.sec.gov.

                                Mark Cohen C.P.A.
                           1772 East Trafalgar Circle
                               Hollywood, Fl 33020
                                (954) 922 - 6042
--------------------------------------------------------------------------------

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
GSI Technologies USA, Inc.

We have audited the accompanying balance sheet of GSI Technologies USA, Inc. (a company in the development stage) as of October 31, 1999 and the related statements of operations, shareholders' equity (deficiency) and cash flows for the year ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GSI Technologies USA, Inc. at October 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has experienced an operating loss that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/Mark Cohen
Mark Cohen C.P.A.
A Sole Proprietor Firm


Hollywood, Florida
December 23, 1999

                           GSI TECHNOLOGIES USA, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEET


                                         October 31, 1999       April 30, 2000
                                                                  (Unaudited)
                                     Assets

Current Assets
     Cash and cash equivalents               $ 350,019            $ 36,564
     Receivables, net                           90,985             196,118

       Total current assets                    441,004             232,682
Other assets                                   473,478             426,000

       Total assets                            914,482             658,682
                                               =======             =======
                      Liabilities and Shareholder's Equity

Current Liabilities
     Accounts payable                          119,000              28,789
     Note Payable                              279,667                   -
     Other current liabilities                  58,190              10,198

       Total current liabilities               456,857              38,987

 Shareholder's Equity
     Common Stock, class A, $1.00 par value;
     authorized 5,000,000 shares;
     issued and outstanding none in 1999             -                   -

     Common Stock, class B, $.001 par value;
     authorized                                 19,608              20,185
        55,000,000 shares; issued and
        outstanding - 19,608,372 and
        20,185,472 shares respectfully
     Paid in Capital                           696,656           1,273,179
     Deficit accumulated during the
     development stage                        (258,639)           (673,670)

       Total Shareholder's Equity              457,626             619,695

       Total liabilities and shareholder's
       equity                                $ 914,482           $ 658,682
                                               =======             =======
Read the accompanying summary of significant accounting policies and notes to financial statements, both of which are an integral part of this financial statement.

                           GSI TECHNOLOGIES USA, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                              STATEMENT OF INCOME
             FROM INCEPTION (JULY 08, 1998) THROUGH APRIL 30, 2000



                                                                                                Period of inception
                                                         Year Ended         Six months ended     July 06, 1998 to
                                                      October 31, 1999       April 30, 2000        April 30, 2000
                                                  ----------------------    ------------------   -------------------
                                                                               (Unaudited)          (Unaudited)

Operating Expenses:
       Salaries and related costs                                 -              241,061               241,061
       Rent                                                       -               36,560                36,560
       Financing expense                                    128,790                    -               128,790
       Professional fees                                     78,317               18,970                97,287
       Amortization of intangibles                            1,301               47,478                48,779
       Travel                                                     -               17,909                17,909
       Other selling, general and administrative             50,231               65,652               115,883
                                                    ----------------------   ------------------   -------------------
          Total operating expenses                          258,639              427,630               686,269

          Loss before other income (expense)               (258,639)            (427,630)             (686,269)

Other income (expense):
       Interest income                                            -               12,599                12,599
                                                    ----------------------   ------------------   -------------------
          Total other income (expense)                            -               12,599                12,599


                                                    ----------------------   ------------------   -------------------
Net Loss                                                   (258,639)            (415,031)             (673,670)
                                                    ======================   ==================   ===================

Basic weighted average common shares outstanding          6,185,628           20,070,565            19,252,148
                                                    ======================   ==================   ===================

Basic Loss per common share                               $ (0.0418)           $ (0.0213)            $ (0.0356)
                                                    ======================   ==================   ===================


Read the accompanying summary of significant accounting policies and notes to financial statements, both of which are an integral part of this financial statement.


                                                                                              Accumulated
                                                                                              Deficit during  Total
                                            Common Class A         Common Class B    Paid in  Development     Shareholder's Cost per
                                           ----------------------------------------- Capital  Stage           Equity        Share
                                            Shares Amount  Shares  Par Value  Amount
                                           ----------------------  ----------------- ------   ----------  ------------    ---------


Balance, beginning:                            -   $  -         -             $    -  $       -  $       -       $     -      $    -

June 30, 1999
  Proceeds from the sale of Class B                    18,085,472    0.001    18,085          -          -        18,085       0.001

September 16, 1999
  Contract Settlement - BBT Consulting
  Group, Inc.                                  -      -   500,000    0.001       500          -          -           500       0.001

October 22, 1999
  Proceeds from the sale of Class B through               384,700    0.001       385    384,315          -       384,700       1.000
  circular offering

October 26, 1999
  Issuance of stock to GSI Technologies                   600,000    0.001       600    599,400          -       600,000       1.000
  (3529363 Canada Inc.) for license rights
  Dividend to affiliate - GSI Technologies                                             (325,221)                (325,221)
  (3529363 Canada Inc.) for license rights

October 27, 1999
  Proceeds from the sale of Class B through                18,000    0.001        18     17,982          -        18,000       1.000
  circular offering

October 29, 1999
  Proceeds from the sale of Class B through                20,200    0.001        20     20,180          -        20,200       1.000
  circular offering

Net loss year ended October 31, 1999                                                              (258,639)     (258,639)

                                           -------  -- ----------  --------  -------   --------  ----------     ---------    -------
Balance, ending:                               -     - 19,608,372    0.001    19,608    696,656   (258,639)      457,626       0.037


November 30, 1999
  Proceeds from the sale of Class B through               417,818    0.001       418    417,400                  417,818       1.000
  circular offering

December 22, 1999
  Proceeds from the sale of Class B through               148,639    0.001       149    148,490                  148,639       1.000
  circular offering

December 31, 1999
  Proceeds from the sale of Class B through                10,643    0.001        11     10,632                   10,643       1.000
  circular offering

Net loss for the six months ended April 30, 2000                                                                (415,031)  (415,031)

Balance, ending                                 - $ -  20,185,472    0.001  $ 20,185 $1,273,179 $(673,670)   $ 619,695       $ 0.064
                                           ======= == ===========  =======  ========= =========  =========  ==========     =========


Read the accompanying summary of significant policies and notes to financial statement, both of which are an integral part of this financial statement.




                                                                                                           Inception
                                                                                                        (July 08, 1998)
                                                                                                            through
                                                               October 31, 1999    April 30, 2000        April 30, 2000
                                                               ------------------------------------------------------------
                                                                                    (Unaudited)            (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (Loss)                                                    $ (258,639)        (415,031)          $ (673,670)
Adjustments to reconcile net income (loss) to net cash
 used in operating activities:
            Depreciation and amortization                                 1,301           47,478               48,779
            Issuance of stock for contract settlement                       500                -                  500

Changes in Operating assets and liabilities:
            Accounts Receivable                                         (90,985)          70,868              (20,117)
            Accounts Payable and Accrued Liabilities                    177,190         (138,203)              38,987
                                                               -----------------   --------------    ----------------------

Net cash provided by/(used in) operating activities                    (170,634)        (434,888)            (605,521)


CASH FLOWS FROM INVESTING ACTIVITIES:


Net cash provided by/(used in) investing activities
            Loan Receivable, principally related parties                      -         (176,001)            (176,001)
            Payment for license, pincipally related parties                   -         (200,000)            (200,000)
                                                               -----------------   --------------    ----------------------

Net cash provided by/(used in) investing activities                           -         (376,001)            (376,001)


CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from:
  Notes payable, principally related parties                             79,667          (79,667)                   -
  Sales of common stock                                                 440,985          577,100            1,018,086
                                                               -----------------   --------------    ----------------------

Net cash provided by/(used in) financing activities                     520,652          497,434            1,018,086
                                                               -----------------   --------------    ----------------------


Net increase (decrease) in cash and cash equivalents                    350,019         (313,455)              36,564
Cash and cash equivalents, beginning of period                                -          350,019                    -
                                                               -----------------   --------------    ----------------------

Cash and cash equivalents, end of period                              $ 350,019         $ 36,564             $ 36,564
                                                               =================   ==============    ======================


                           GSI TECHNOLOGIES USA, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES FROM
                INCEPTION (JULY 08, 1998) THROUGH APRIL 30, 2000



Basis of accounting:
    GSI Technologies USA, Inc. prepares its financial statements in accordance with generally accepted accounting principles. This basis of accounting involves the application of accrual accounting; consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. Financial statement items are recorded at historical cost and may not necessarily represent current values.

Management estimates:
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Certain amounts included in the financial statements are estimated based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of financial statements and actual results could differ from the estimates and assumptions. Every effort is made to ensure the integrity of such estimates.

Fair value of financial instruments:
    The carrying amounts of cash and equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values because of the short duration of these instruments.

Impairment of long-lived assets:
    Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable. Intangible assets have been written down to their net estimated realizable value.

Cash and cash equivalents:
    The Company considers all highly liquid investments with original maturities of ninety days or less to be cash and cash equivalents. Such investments are valued at quoted market prices.

Receivables:
    The Company believes that the carrying amount of receivables at April 30, 2000 approximates the fair value at such date.

License rights:
    License rights are recorded at cost, less accumulated amortization. Licenses are amortized to operations using the straight-line method over the remaining term. The remaining term is 53 months for the current and only license which the company has rights to.

Per share amounts:
    Loss per share is computed by dividing net loss by the weighted average number of shares outstanding throughout the year.

Recent Accounting Pronouncements:
    The Statement of Financial Accounting Standards Board (SFAS) No. 130, "Reporting Comprehensive Income," was issued by the Financial Accounting Standards Board (FASB) in June 1997. This Statement establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income including, among other things, foreign currency translation adjustments and unrealized gains and losses on certain investments in debt and equity securities. Also in June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This Statement establishes standards for reporting information about operating segments in annual financial statements, and requires that an enterprise report selected information about operating segments in interim reports issued to shareholders. Both of these Statements are effective for fiscal periods beginning after December 15, 1997. The Company does not expect the adoption of these statements to have a material impact on its financial condition or results of operations.

                           GSI TECHNOLOGIES USA, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                        NOTES TO THE FINANCIAL STATEMENTS
              FROM INCEPTION (JULY 08, 1998) THROUGH APRIL 30, 2000


1.       Organization and business
         GSI Technologies USA, Inc., formerly I.B.C. Corporation, was incorporated in the State of Delaware on July 06, 1998. The Company participates in the Information Technology (IT) industry, specializing in broadcasting solutions principally for advertisers and others seeking to reach the greatest number of "viewers per day" as well as to achieve other commercial and public service objectives. The basic advanced technology available to the company by way of a Master Licensing agreement is the successful integration of various hardware components and specialty software for the transmission of broadcast signals in real time via the Internet to remote locations. Using its universal transcoder system, the company has a unique capability in broadcasting from a central server to full video screens in remote locations anywhere in the world. The system is capable of updating pinpoint information minute by minute by way of video compressing systems and other fully automated software systems.

2.      Concentrations of credit risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. The credit risk associated with cash and cash equivalents is considered low due to the credit quality of the financial institutions. The Company maintains, when appropriate, an allowance for uncollectible receivables. Therefore, no additional credit risk beyond amounts provided for collection losses is believed inherent in the Company's receivables and to date have been within management's expectations.

3.      Details of financial statement components



                                                              October 31, 1999      April 30, 2000
                                                              ----------------      --------------
        Receivables:
           Advances -                                           $    18,085          $    177,826
              GSI Technologies (3529363 Canada Inc.)
           Receivable - Maxima Capital                               72,900                     0
           Due from Tax Authority                                         0                18,292
                                                                $    90,985          $    196,118

        Other Assets:
           License rights                                       $   474,779          $   474,779
           (Acquired from affiliate and recorded at
           predecessor basis with the cost over such
           basis recorded as a dividend to affiliate).
           Accumulated amortization                                 (1,301)              (48,779)
                                                                   ---------             -------
                                                                $   473,478          $   426,000

             Other Current Liabilities:
           Due to A. Adouelouafa                                $     5,900          $         0
           Accrued Expenses                                          52,290               10,198
                                                                     ------               ------
                                                                $    58,190          $    10,198


                           GSI TECHNOLOGIES USA, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
             FROM INCEPTION (JULY 08, 1998) THROUGH APRIL 30, 2000

4.       Commitments, contingencies and litigation
        OTC Bulletin Board Listing:
           The company contracted on September 16, 1999 with BBT Consulting Group Ltd. to assist in obtaining a (NASD) OTC Bulletin Board listing of its common shares. The agreement states a fee of $50,000 to BBT Consulting Ltd.. all of which has been reflected in the financial statements. $25,000 has been paid and the remaining balance of $25,000 is reflected as an accounts payable.

        Employment Contracts:
           On October 29, 1999, the Company executed a three year employment agreement (which starts on January 01, 2000) with its President, Mr. J. Michel de Montigny.
           On October 29, 1999, the Company executed a one year employment agreement (which starts on January 01, 2000) with its Vice President Finance, Mr. James Hone.
           On January 01, 2000, the company executed a two year employment agreement with its Senior Vice President Sales and Marketing, Mr. Michel Laplante.

        Year 2000 compliance:
           The year 2000 issue is the result of computer programs being written using two (2) digits rather than four (4) digits to define the year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This problem could force computers to either shut down or provide incorrect data or information. The Company utilizes generic software programs developed, maintained and upgraded by independent computer software providers. In response to the year 2000 issue, management is of the opinion that the providers of these software programs will resolve the date sensitive issue so that all critical systems will be in compliance prior to the year 2000. The Company does not anticipate any material adverse impact on the business.

        Going Concern:
           The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The company reported a net loss of $415,031 for the six months ended April 30, 2000 and a net loss of 673,670 since inception. As reported on the statement of cash flows, the Company incurred negative cash flows from operating activities of $605,521 from inception. To date, this has been financed principally through the sale of common stock ($1,018,086). Management believes the company has sufficient funds available until June 2000 due to the October 1999 offering. In October 1999, the Company acquired the licensing rights to market the technology, processes, methods and techniques to provide electronic advertising services on a commercial basis The original operating plan for the year ending October 31, 2000 reflected the sale and installation of a total of 280 display units, beginning with the first installation of 20 units in April 2000. This has been revised to a total of 165 display units with the first installation of 35 units in August 2000. These installations will generate revenue and cash flow to the company. Additional capital and/or borrowings may be necessary in order for the Company to continue in existence until attaining and sustaining profitable operations. The company has available the option to seek additional funds from current shareholders through borrowings or equity financing. Management has continued to develop a strategic plan to develop a management team, maintain reporting compliance and seek new expansive areas in broadcasting solutions. Management anticipates that an additional investment of several million dollars will be needed to develop an effective sales and marketing program and fund purchases of future acquisitions before the organization will generate sufficient cash flow from operations to meet current operating expenses and overhead.

                           GSI TECHNOLOGIES USA, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                        NOTES TO THE FINACIAL STATEMENTS
             FROM INCEPTION (JULY 08, 1998) THROUGH APRIL 30, 2000

     Commitments, contingencies and litigation (continued):
          Office rent agreement:
           On January 06, 2000 the company entered into an office rent agreement with 2849-3930 Quebec Inc. for office space in Montreal, Quebec. This agreement is for a term of 4 year starting January 01, 2000 with a 5 year renewal option The annual rent amount is $142,182 CAD.

        Guarantor agreement:
           On March 24, 2000, the company agreed to act as a guarantor for GSI Technologies (3529363 Canada Inc.), a shareholder of the company and an affiliate in an agreement with Admiralty Leasing Ltd. for office furniture. The term is for 3 years. The annual amount is $20,400 CAD plus applicable taxes.

5.       Comprehensive income (loss)
          The Company adopted Statement of Financial  Accounting  Standards
         (SFAS) No. 130, "Reporting Comprehensive Income". SFAS 130 establishes standards for the reporting and display of comprehensive income (loss) and its components in the financial statements. The adoption of this statement did not result in a change in the Company's disclosure.

6.       Related Parties
         License rights:
           On October 26, 1999, the Company entered into a license rights agreement with GSI Technologies (3529363 Canada Inc.), a shareholder of the company and an affiliate. The amount of the license agreement was $800,000. On October 26, 1999, the Company issued 600,000 shares of common stock, class B, to GSI Technologies (3529363 Canada Inc.), a shareholder of the company, in settlement of the license rights agreement in the amount of $600,000 and also issued a note payable for the balance of $200,000 (refer to note payable to stockholder below), which was paid in November 1999. The license was capitalized at predecessor cost for an amount of $474,779 with the difference of $325,221 treated as a dividend to affiliate. The $325,221 dividend to affiliate was applied against paid in capital.

         Note payable to stockholder:
           The company had a note payable dated October, 31, 1999 in the amount of $279,667 to GSI Technologies (3529363 Canada Inc.), a shareholder of the company. This note is for settlement of payment for license rights agreement of $200,000 and reimbursements of expenditures in the amount of $79,667 paid by GSI Technologies (3529363 Canada Inc.) during the fiscal year ended October 31, 1999 on behalf of GSI Technologies USA, Inc. The note is unsecured and bears interest of prime plus two percent and matures on October 31, 2000. The entire amount of the note was paid in November 1999.

         Advances due from stockholder:
           From November 01, 1999 to April 30, 2000, the company advanced $560,000 to GSI Technologies (3529363 Canada Inc.), a shareholder of the company and an affiliate. At April 30, 2000, the outstanding balance due from GSI Technologies (3529363 Canada Inc.) was $177,826 due to offsetting expenses paid by GSI Technologies (3529363 Canada Inc.) on behalf of the company.

                           GSI TECHNOLOGIES USA, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
             FROM INCEPTION (JULY 08, 1998) THROUGH APRIL 30, 2000

     Related parties (continued):
         Financing expenses:
           On October 31, 1999, the Company incurred financing expenses in the amount of $10,000 due to Totalcom Inc., a shareholder of the company. This amount is for finder fees associated with the circular offering. Mr. J. Michel de Montigny is a 49 percent shareholder of Totalcom Inc. as well.

           On October 31, 1999, the Company incurred financing expenses in the amount of $15,000 due to 3633730 Canada Inc., a shareholder of the company. This amount is for finder fees associated with the circular offering. Mr. J. Michel de Montigny is a 100 percent shareholder of 3633730 Canada Inc. as well.

           On October 31, 1999, the Company incurred financing expenses in the amount of $15,000 due to 9035-2899 Quebec Inc., a shareholder of the company. This amount is for finder fees associated with the circular offering.

           On October 31, 1999, the Company incurred financing expenses in the amount of $86,500 due to Maxima Capital Inc., a shareholder of the company. This amount is for finder fees associated an agreement entered into on August 17, 1999 with the Company. Mr. Pierre Saint-Aubin is the Director of Maxima Capital Inc. and a shareholder of GSI Technologies USA, Inc.

         Professional services:
           On August 17, 1999, the Company entered into an agreement with Maxima Capital Inc., a shareholder of the company, for consulting services related to obtaining an (NASD) OTC Bulletin Board listing. The fee for such services totaled $12,000 of which $7,500 has been accrued in the October 31, 1999 financial statements. Mr. Pierre Saint-Aubin is a Director of Maxima Capital Inc. and a shareholder of GSI Technologies USA, Inc.

         Office rent agreement:
           On November 01, 1999, the company entered into an office rent agreement with Fernand Lamothe Inc. for office space. This agreement is for a term of 1 year and the annual rental amount is $3,816. Mr. Fernand Lamothe, the president of Fernand Lamothe Inc., is also the President of Power Group Consultants, LLC., a shareholder in GSI Technologies USA, Inc.

         Consulting agreement:
           On November 04, 1999, the Company entered into a consulting agreement with Power Group Consultants, LLC., a shareholder of the company. The fee is $10,000 and relates to preparation of financial statements for management and assisting management throughout the audit of the October 31, 1999 financial statements.

7.         Income Taxes
         The Company did not provide any current or deferred United States federal, state or foreign income tax provision or benefit for the period presented because it has experienced operating losses since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability.

                           GSI TECHNOLOGIES USA, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                        NOTES TO THE FINACIAL STATEMENTS
             FROM INCEPTION (JULY 08, 1998) THROUGH APRIL 30, 2000

8.       Common Stock
         The company has 5,000,000 shares of class A common stock which to date have never been issued. Management has no intent of issuing any of these shares and will be canceling these shares by filing an amendment to the articles of incorporation with the State of Delaware.

9.       Warrants and Options
         On June 30, 1999, the Company issued 2,174,000 warrants to founding shareholders. Each warrant entitles the registered holder thereof to purchase at any time one share of common stock at a price of $1.10.

         On September 16, 1999, the Company issued 500,000 warrants to BBT Consulting Group, Inc. as part of its contractual agreement to obtain a
         (NASD) OTC Bulletin Board listing of its common shares. Each warrant entitles the registered holder thereof to purchase at any time one share of common stock at a price of $1.10.

         From October 22, 1999 to October 29, 1999, the Company, in accordance with it offering circular to sell no less than 300,000 and up to 1,000,000 units (each unit consisting of one (1) share of common stock and (1) warrant), sold 422,900 shares of common stock. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2002, one share of common stock at a price of $1.10.

         On October 29, 1999, the Company executed a three year employment agreement (which starts on January 01, 2000) with its President, Mr. J. Michel de Montigny, which allows the purchasing of up to 500,000 warrants at $1.10 cents per warrant during his employment.

         From November 01, 1999 to November 30, 1999, the Company, in accordance with it offering circular to sell no less than 300,000 and up to 1,000,000 units (each unit consisting of one (1) share of common stock and (1) warrant), completed its offering by selling the remaining 577,100 shares of common stock. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2002, one share of common stock at a price of $1.10.

10.      Earnings (Loss) per common share
         Basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period.

11.      Subsequent Events
        Office rent agreement:
           On June 02, 2000, the company entered into an office rent agreement with Suntrust Center L.L.C. for office space in Orlando, Fl.. This agreement is for a term of 5 year and is effective June 16, 2000. The first annual rental amount is $55,776 with an increase each year in the amount of $2,231 for years two through five.

                   -----------------------------------------


                        11,407,206 Shares of Common Stock




                            GSI TECHNOLOGIES USA INC.




                                   PROSPECTUS



                              _____________ , 2000



                   -----------------------------------------


You should only rely on the information contained in this document or other information that we refer you to. We have not authorized anyone to provide you with any other information that is different . You should note that even though you received a copy of this Prospectus, there may have been changes in our affairs since the date of this Prospectus. This Prospectus does not constitute an offer to sell securities in any jurisdiction in which such offer or solicitation is not authorized


TABLE OF CONTENTS                          PAGE

Page

Available Information                                2
Risk Factors                                         3
Special Note Regarding
    Forward-Looking Statements                       9
Summary Historical Financial
    Information                                      9
Plan of Operations                                  10
Use of Proceeds                                     13
Business                                            14
Management                                          22
Security Ownership of Certain
    Beneficial Owners and Management                24
Executive Compensation                              24
Certain Relationships and Related Transactions      25
Disclosure of Commission Position
    on Indemnification for Securities
    Act Liability                                   26
Description of Securities                           26
Plan of Distribution                                28
Selling Stockholders                                28
Legal Matters                                       40
Experts                                             40
Financial Statements                                F-

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.           Other Expenses of Issuance and Distribution

                    The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Registrant.

Securities and Exchange Commission Fee .......................           $ 3,568
Accountants' Fees ............................................           $15,000
Legal Fees ...................................................           $20,000
Company's Administrative Expenses ............................           $30,000
Printing and engraving .......................................           $10,000
Miscellaneous ................................................           $ 1,432

TOTAL ........................................................           $80,000
                                                                         =======

Item 14.   Indemnification of Directors and Officers.

Neither our By-Laws nor our Certificate of Incorporation currently provide indeminification to our officers and directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law.

Item 15.   Recent Sales of Unregistered Securities

                    In June 1999, Registrant sold an aggregate of 18,085,472 shares at par value and issued an aggregate of 2,174,000 warrants to purchase one share of Class B Common Stock at $1.10. All of shares were restricted and were issued pursuant to the exemption from registration contained in Regulation S.

                    In September 1999, Registrant issued 500,000 restricted shares to one consultant as payment for consulting services pursuant to the exemption from registration contained in Section 4(2). The consultant is assisting Registrant in obtaining an OTC:BB listing and overseeing SEC compliance and, accordingly, had complete access to all of Registrant's files prior to making its investment decision. The shares were valued at $0.001 per share.

                    In October 1999, Registrant issued 600,000 restricted shares to GSI Canada, an affiliated entity, as a licensing fee. This issuance was pursuant to the exemption from registration contained in Section 4(2). The affiliate should be deemed to have complete knowledge of Registrant's activities due to overlapping directorships and the fact that Registrant's business is predicated on technology licensed from the affiliate.

                    In October/November 1999, Registrant sold 1,000,000 units consisting of one share of Class B Common Stock and one warrant to purchase one share of Class B Common Stock at a price of $1.10. The Units were sold pursuant to the exemption from registration contained in Regulation S. All of the investors were non-U.S. residents and the offering and sale occurred outside the United States.

Item 16.   Exhibits and Financial Statements Schedules.

          3.1        Certificate of Incorporation, as amended*
          3.2        By-Laws*
          4.1        Specimen Common Stock Certificate*
          4.2        Specimen Warrant Certificate*
          5          Opinion of Heller, Horowitz & Feit, P.C.*
          10.1       Master  License  Agreement  between  GSI  Technologies  USA
                     Inc.  and GSI  Technologies (3529363 Canada Inc.)*
          10.1(a)    Leases
                         - Quebec premises*
                         - Florida premises
          10.1(b)    Employment Agreement with Mr. De Montigny*
          10.1(c)    Employment Agreement with Mr. Hone*
          10.1(d)    Employment Agreement with Mr. Laplante*
          10.1(e)    Consulting Agreement with Maxima Capital*
          10.1(f)    Consulting Agreement with BBT Consulting Group*
          10.2       Sub-License  Agreement between GSI Technologies USA Inc.
                     and GSI Technologies (3529363 Canada Inc.)
          23.1       Consent of Heller, Horowitz & Feit, P.C.
                    (included in the Opinion filed as Exhibit 5)
          23.2       Consent of Mark Cohen, C.P.A.
          27         Financial data schedule, as amended
                   ---------------
                   * Previously filed

Item 17.   Undertakings.
           ------------

                    The undersigned Registrant hereby undertakes:

                    (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (i)  Include  any  prospectus  required  by  section  10(a)
(3)  of  the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (iv) Include any additional or changed material information on the plan of distribution.

                    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

                    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

                    In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement or amendment to be signed on its behalf by the undersigned, in the City of Montreal on the 21st day of June 2000.

                                  GSI TECHNOLOGIES USA INC.


                                  By: /s/J. Michel de Montigny
                                      J. Michel de Montigny, President and CEO

                    In accordance with the requirements of the Securities Act, this registration statement or amendment was signed by the following persons in the capacities and on the dates stated:

Signature                      Title                          Date


/s/J. Michel de Montigny
J. Michel de Montigny          President, Chief               June 21, 2000
                               Executive Officer
                               and Chairman


/s/James A. Hone
James A. Hone                  Senior Vice President          June 21, 2000
                               Administration, Chief
                               Financial Officer
                               and Director


/s/Michel Laplante
Michel Laplante                Vice President
                               Sales and Marketing
                               and Director                   June 21, 2000